Exhibit 2.4
Share Sale Agreement
Dated
AMP Insurance Investment Holdings Pty Limited (ABN 42 082 562 892 ) (“AMPIIH”)
AMP Holdings Limited (ABN 66 079 958 062) (“AMPH”)
AMP Group Services Limited (ABN 49 080 339 457) (“AGS”)
(together the “Vendors”)
AMP Group Holdings Limited (ABN 88 079 804 676) (“AMPGH”)
AMP Services Limited (ABN 50 081 143 786) (“AMP Services”)
Enstar Australia Holdings Pty Limited (ACN 128 812 546) (“Buyer”)
Enstar Group Limited (“Guarantor”)
Mallesons Stephen Jaques
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com

Share Sale Agreement
 Contents

Details		1

General terms		4

1	Sale and purchase of Shares	4

1.1	Agreement to sell and purchase the Shares	4
1.2	Shares free from Encumbrance	4
1.3	More than one Vendor	4
1.4	Interdependent sales of Shares	4

2	Purchase Price	4

3	Conditions precedent	5

3.1	Conditions precedent	5
3.2	Reasonable endeavours	7
3.3	Termination by either party	7
3.4	Termination by Vendors	7
3.5	Termination by Buyer	7
3.6	Effect of termination	8

4	Completion	8

4.1	Time and place of Completion	8
4.2	Items to be delivered by the Vendors on Completion	8
4.3	Intra-group indebtedness	10
4.4	Payment upon Completion	10
4.5	Repayment of loans by Gordian and TGI	11
4.6	No set-off	11
4.7	Power of Attorney	11
4.8	Tax valuation	11

5	Conduct of business pending Completion	11

5.1	Operation of business	11
5.2	Consent of Buyer	12
5.3	Consultation and notification	13
5.4	Riskcap	13

6	Conduct of business after Completion	13

6.1	Prohibition on use of Vendors’ names	13
6.2	Reasonable Endeavour Obligations	14

7	Vendors’ warranties, indemnities and representations	14

7.1	Warranties	14
7.2	Knowledge and belief of Vendors	14
7.3	Disclosure Letter	14
7.4	Separate Warranties	15
7.5	Buyer’s acknowledgement	15
7.6	Liabilities indemnity	16
7.7	Amendment to Purchase Price	16

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7.8	Claims procedure	16

8	Exclusion of Liability	17

8.1	Vendor restrictions	17
8.2	Buyer Restrictions	17

9	Limitations	18

9.1	Time limit for Warranty Claims	18
9.2	Threshold for Warranty Claims and Tax Claims	18
9.3	Limit of Warranty Claims and Tax Claims	18
9.4	Insured claim or Loss	19
9.5	Indirect Losses	19
9.6	Changes in Law or Accounting Standards	19
9.7	Warranty Claim limited to relevant Vendor	19
9.8	Reduction in Liability	19
9.9	Later recoveries	19
9.10	After Tax amount of Loss	20
9.11	Breach of Tax Warranty	20
9.12	Change of Control	20
9.13	No liability	20
9.14	Exclusion from Liability	20

10	Employees	21

10.1	Offer of employment	21
10.2	Buyer indemnity — Transferring Employees	21
10.3	Payment on the Completion Date	22
10.4	AMP Services obligations	23
10.5	Employee short-term incentive payments	24

11	Contractors	24

12	Restraint on poaching employees	24

12.1	Undertaking not to employ	24
12.2	No soliciting of employees by AMP	24
12.3	Exception	24

13	Buyer indemnities	25

13.1	AMP Guarantees	25
13.2	Indemnified Parties	25
13.3	Benefit of clause	25
13.4	Notification	25

14	GST	25

15	Costs and stamp duty	26

15.1	Legal costs	26
15.2	Stamp duty	26

16	Default	26

16.1	Failure by a party to Complete	26
16.2	Specific performance or termination	26
16.3	Termination of agreement	26

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17	Notices	26

17.1	Form	26
17.2	Delivery	27
17.3	When effective	27
17.4	Deemed receipt — postal	27
17.5	Deemed receipt — fax	27
17.6	Deemed receipt — general	27

18	Confidential Information	27

18.1	Buyer to keep information confidential	27
18.2	Vendors to keep information confidential	27
18.3	Exception to confidentiality	28
18.4	Disclosure to other potential buyers	28
18.5	Survival of termination	28
18.6	Confidential Information	28

19	Access to Records and Personnel	29

19.1	Access to Records and Personnel before Completion	29
19.2	Maintenance of Records after Completion	30
19.3	Access after Completion	30

20	Guarantee and Indemnity	31

20.1	Consideration	31
20.2	Guarantee	31
20.3	Indemnity	31
20.4	Waiver by Guarantor	31
20.5	No discharge or merger	31
20.6	Liability not affected	31
20.7	Restrictions on Guarantor	32
20.8	Void or voidable transfer or payment	32
20.9	Reimbursement of Vendors	32
20.10	Acknowledgment of terms of agreement	32

21	Co-operation Committee	32

21.1	Committee	32
21.2	Meetings	33

22	Miscellaneous	33

22.1	Assignment	33
22.2	Exercise of rights	33
22.3	Waiver and variation	33
22.4	Approvals and consents	33
22.5	Remedies cumulative	33
22.6	No merger	33
22.7	Survival of indemnities	34
22.8	Enforcement of indemnities	34
22.9	Further assurances	34
22.10	Publicity	34
22.11	Severability	34
22.12	Construction	34
22.13	Time of the essence	35
22.14	Entire agreement	35
22.15	Counterparts	35

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22.16	Supervening legislation	35

23	AMPGH Guarantee	35

23.1	Consideration	35
23.2	Guarantee	35
23.3	Indemnity	35
23.4	Waiver by AMPGH	36
23.5	No discharge or merger	36
23.6	Liability not affected	36
23.7	Restrictions on AMPGH	36
23.8	Void or voidable transfer or payment	36
23.9	Reimbursement of AMPIIH	37
23.10	Acknowledgment of terms of agreement	37

24	Governing law, jurisdiction and service of process	37

24.1	Governing law	37
24.2	Jurisdiction	37
24.3	Service of process	37
24.4	Appointment of agent	37

25	Interpretation	38

25.1	Definitions	38
25.2	References to certain general terms	46
25.3	Headings	46
25.4	Provisions of this agreement prevail	46

Schedule 1 — Shares		47

Schedule 2 — Subsidiaries		48

Schedule 3 — Licences (Warranties 1 and 49 - 50)		49

Schedule 4 — Employees (clause 10)		50

Schedule 5 — Contractor Details (clause 11)		52

Schedule 6 of Riskcap Policies (clause 5.4)		53

Schedule 7 — Material Contracts (Warranties 1, 71 — 73, 75 and 77)		54

Schedule 8 — IP (Warranties 1 and 63 — 70)		59

IP Schedule		60

Schedule 9 — AGAH Restructure (clause 4.2)		79

Schedule 10 — Tax Indemnity Deed (clause 4.2)		80

Schedule 11 — Release Deed (clause 4.2)		95

Schedule 12 — Subsidiary Release Deed (clause 4.2)		98

Schedule 13 — Transitional Support Services Agreement (clause 4.2)		87

Details		88

General terms		89

1	Supply of Services	89

1.1	AMP Services agrees to supply the Services to Cobalt and
	Cobalt agrees to purchase the Services in accordance with
	the terms and conditions of this Agreement.	89

1.2	AMP Services agrees to provide the Services:	89

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1.3	The parties acknowledge and agree that the Services set out in the Schedules are broadly defined and are not precise in their description and may not be complete. The parties will work together in good faith to interpret and complete the description of Services in the context that those Services were being provided by AMP Services immediately prior to the Effective Date. Where the parties can better or more precisely define the Services after the Effective Date the parties may agree to update the Schedules accordingly (such agreement not to be unreasonably withheld or delayed).	89

1.4	Save as otherwise provided in the Schedules and otherwise subject to clause 1.3, no change to any Description of any Service may be imposed on either party without the written consent of the other party, such consent not to be unreasonably withheld.	89

1.5	Nothing in this Agreement shall be construed as permitting Cobalt to incur any debts, to make any commitment or to approve or take legally binding actions on behalf of AMP Services.	89

1.6	The parties record their understanding and intention that AMP Services shall provide services under this Agreement on a principal to principal basis as an independent contractor. Nothing in this Agreement shall be deemed to create a joint venture, partnership, agency or employment relationship between AMP Services and Cobalt except as specifically agreed between the parties.	89

1.7	AMP Services agrees to provide, or procure the provision to Cobalt of, access to all relevant resources (including premises, staff and information systems) of AMP Services and its Related Bodies Corporate which are reasonably necessary for Cobalt to utilise the Services.	89

2	Payments	90

2.1	(Service Fees) Cobalt must pay AMP Services the relevant Service Fees for the Services.	90

2.2	(Invoicing and payment) Subject to clause 2.3 (“Invoice disputes”), Cobalt agrees to make payments within 20 Business Days after receipt of invoices for Services supplied. For this purpose AMP Services will issue monthly Tax Invoices to Cobalt, each covering the Services supplied in the previous month, unless the relevant Schedule provides otherwise.	90

2.3	(Invoice disputes) If Cobalt disagrees on reasonable grounds with the amount of a Tax Invoice, Cobalt will pay the part of the Tax Invoice (if any) with which it does not disagree, and meet with AMP Services to review the disagreed amount in good faith.	90

2.4	(Service Fees baseline) The parties agree that the Services and associated Service Fees reflect the volume, type and degree of usage by Cobalt immediately prior to the date of the Share Sale Agreement. Where these volumes, types or degrees of usage vary during the term and the Service Fees do not reflect the cost to AMP Services in providing or procuring the provision of that Service to Cobalt, then the parties agree to negotiate in good faith with respect to a variation in the Service Fees to reflect the change in cost.	90

3	Performance levels	90

3.1	(Performance levels) AMP Services will perform or provide each Service to Cobalt to at least the same standards and levels as AMP

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	Services provided the Services, taken as a whole, to Cobalt immediately prior to the Effective Date.	90

3.2	(New standards) The parties may agree from time to time any specific standards and levels for the performance of any Service by AMP Services to Cobalt. Any new standards and levels must be agreed in writing by the parties, and once agreed will amend as applicable the Performance Levels then in place.	90

3.3	(Failure to meet Performance Levels) If AMP Services has failed to meet the Performance Levels in relation to a particular Service, AMP Services will use its reasonable endeavours to rectify the failure as soon as is practicable.	90

4	Term and Termination	90

4.1	(Term of this Agreement) This Agreement commences on the Effective Date and terminates on the earlier to occur of:	90

4.2	(Term of each Service) AMP Services will provide each Service as from the relevant Commencement Date and will continue until the Service Term expires or that Service is terminated in accordance with this clause 4.	91

4.3	(No right to extend) Cobalt has no right to extend the Service Term for any Service.	91

4.4	(Termination of a Service) Subject to any provision to the contrary in any of the Schedules, each Service may be terminated:	91

4.5	(Termination of Agreement by Cobalt) Cobalt may terminate this Agreement in full, or in part in relation to an affected relevant Service:	91

4.6	(Termination of Agreement by AMP Services) AMP Services may terminate this Agreement:	91

5	Consequences of Termination	91

5.1	(Obligations of AMP Services on termination or expiration) Upon expiration or termination of this Agreement for any reason, AMP Services must:	91

5.2	(Obligations of Cobalt on termination or expiration) Upon expiration or termination of this Agreement for any reason, Cobalt must	92

5.3	(Termination or expiration in part) Where this Agreement is terminated or expires only in relation to one or more Service:	92

6	Third Party Consents	92

6.1	(Obtaining Third Party Consents) AMP Services will use all reasonable endeavours to obtain any necessary consents from Third Parties required to allow AMP Services to supply the relevant Services under this Agreement (“Third Party Consents”), and will keep Cobalt reasonably informed of its progress.	92

6.2	(Costs for Third Party Consents) Cobalt agrees to pay for the cost that a Third Party charges for granting a Third Party Consent provided the cost has been approved by Cobalt prior to being incurred, such consent not to be unreasonably delayed or withheld. AMP Services will use all reasonable endeavours to minimise the costs of obtaining the Third Party Consents.	92

6.3	(Cobalt Acknowledgment) Cobalt acknowledges that AMP Services is not obliged to enter into an agreement to effect a Third Party Consent if the terms of the agreement (except for cost) would

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	have a material adverse effect on AMP Services' rights or obligations under its agreement with the applicable Third Party.	92

6.4	(Provision of Services requiring Third Party Consents) The parties acknowledge that at the Effective Date, AMP Services may not have obtained all Third Party Consents. Notwithstanding any other provision of this Agreement, AMP Services must still supply or procure the supply of each relevant Service notwithstanding that a Third Party Consent required in relation to that Service has not yet been obtained unless and until AMP Services receives notice from the Third Party:	92

6.5	(Suspension of Services and negotiation with Third Party) Where AMP Services receives a notice referred to in clause 6.4 (“Provision of Services requiring Third Party Consents”):	93

7	Technology and Intellectual Property Contracts	93

7.1	(Assignment or novation of Technology and Intellectual Property Contracts) The parties acknowledge that prior to the Completion Date as part of the Services in Schedule 5, the Buyer may have requested AMP Services to use reasonable endeavours to obtain the consent of Third Parties to a Technology and Intellectual Property Contract, as appropriate, to assign or novate (in whole or in part) the agreed and identified Technology and Intellectual Property Contract to Cobalt.	93

7.2	(Assistance in assignment or novation of Technology and Intellectual Property Contracts) Cobalt agrees to assist AMP Services to assign, novate or separate (in whole or in part) the agreed and identified Technology and Intellectual Property Contracts.	93

7.3	(Costs of assignment or novation of Technology and Intellectual Property Contracts) On the Completion Date, Cobalt agrees to pay to AMP Services all Service Fees incurred in connection with AMP's provision of Services in Schedule 5 (as contemplated under clause 7.1) prior to the Completion Date provided that such Services and associated costs that are agreed in writing between the parties.	94

8	Confidentiality and privacy	94

8.1	(Use and non-disclosure) All information relating to the contents of this Agreement and each party's Confidential Information must be treated by the other party as confidential and, subject to this clause 8.1 and clause 8.2 (“Permitted disclosures”), must not be used or disclosed to third parties without the prior written consent of such party. A party may only use or reproduce the Confidential Information of the other party for the purposes of performing the first party's obligations or exercising the first party's rights under this Agreement.	94

8.2	(Permitted disclosures) The parties are entitled to disclose to their officers, employees and agents such information as is reasonably required for the purposes of performing their obligations under this Agreement provided always that the original recipient remains responsible to the disclosing party for any unauthorised disclosure of such information.	94

8.3	Further, nothing in this clause 8 precludes disclosure by a party of any information:	94

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8.4	(Privacy) Each party must in respect of personal information about identifiable individuals to which it has access as a result of this Agreement:	94

9	Limitation of Liability	95

9.1	(Liability not excluded) Nothing in this Agreement operates to exclude or restrict any party's liability for:	95

9.2	(Total Liability and exclusion of consequential and other loss) Subject to clause 9.1 (“Liability not excluded”):	95

9.3	(Contributory negligence) Each party's liability to the other for loss or damage of any kind, however caused, arising out of or in any way related to this Agreement is reduced to the extent that the other party's negligent or wrongful act or omission or any breach of this Agreement contributes to the loss or damage.	95

9.4	(Mitigation) Each party agrees to use its respective best endeavours to mitigate any loss or damage of any kind, however caused in contract, tort, under any statute, for misrepresentation or otherwise arising out of or in any way related to this Agreement.	95

10	Intellectual Property Rights	95

10.1	(Licence of Intellectual Property Rights of Cobalt) Cobalt grants to AMP Services, and permits AMP Services to itself sublicense to its permitted sub-contractors under clause 11.2 (“Sub-contracting”), a non-transferable non-exclusive, royalty-free licence during the term of this Agreement to use any Intellectual Property Rights owned by Cobalt which AMP Services needs to exercise any of its rights or to perform its obligations under this Agreement. The licence granted under this clause 10.1 only permits AMP Services to exercise the Intellectual Property Rights to the extent necessary to perform those obligations.	95

10.2	(Licence of Intellectual Property Rights of AMP Services) AMP Services grants, to Cobalt a non-transferable, non-exclusive royalty free licence during the term of this Agreement to use any Intellectual Property Rights owned by AMP Services or any of its Related Bodies Corporate to the extent necessary to allow Cobalt to:	96

10.3	(Cobalt to own its own data etc) Cobalt, its customers, suppliers or Third Parties will own all Intellectual Property Rights in all data, information and other materials relating to Cobalt's business, notwithstanding that they may have been created or recorded by or on behalf of AMP Services in providing the Services.	96

11	Assignment and sub-contracting	96

11.1	(Assignment) This Agreement is personal to both parties and neither party may assign or otherwise charge its interests or delegate its obligations under this Agreement without the prior written consent of the other party, which consent must not be unreasonably withheld or delayed.	96

11.2	(Sub-contracting) AMP Services may sub-contract the performance of any of its obligations under this Agreement. AMP Services remains responsible for the performance of any sub-contracted obligations.	96

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12	GST	96

12.1	The Service Fee stipulated for a Service does not include any amount for GST.	96

12.2	If a Service under this Agreement is subject to GST, Cobalt must pay to AMP Services an additional amount equal to the relevant Service Fee multiplied by the applicable GST rate.	96

12.3	The additional amount is payable at the same time as the relevant Service Fee is payable or is to be provided. However, the additional amount need not be paid until AMP Services gives Cobalt a Tax Invoice.	96

12.4	If the additional amount differs from the amount of GST payable by AMP Services, the parties must adjust the additional amount.	96

12.5	If a party is entitled to be reimbursed or indemnified under this Agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the party is entitled to an Input Tax Credit.	97

13	Notices and other communications	97

13.1	(Form) Unless expressly stated otherwise in this deed, all notices, approvals, consents or other communications in connection with this deed must be in writing signed by director of the entity and must be marked for the attention of the persons identified in the Details.	97

13.2	(Delivery) Notices must be:	97

13.3	(When effective) A notice, approval, consent or other communication takes effect from the time it is received. If sent by post, it is taken to have been received three days after posting or seven days after posting if posted to or from a place outside Australia.	97

14	General	97

14.1	(Entire agreement) This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior understandings, arrangements and agreements between the parties.	97

14.2	(Variation and waiver) A provision of this Agreement or a right created under it may not be waived or varied except in writing and signed by the party or parties to be bound.	97

14.3	(Survival) Clauses 5 (“Consequences of termination”), clause 8 (“Confidentiality and privacy”), 10 (Intellectual Property Rights), 11 (“Assignment and sub-contracting”), 12 (“GST”), 15 (“Governing law”) and 16 (“Interpretation”) survive the termination (for any reason) of this Agreement, as do any rights and remedies that have been accrued prior to termination.	97

15	Governing law	97

16	Interpretation	98

16.1	(Definitions) In this Agreement unless the context otherwise requires:	98

16.2	(Interpretation) In this Agreement, headings are for convenience only and do not affect the interpretation of this Agreement and, unless the context otherwise requires:	99

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Share Sale Agreement
Details
Interpretation — definitions are at the end of the General terms

Parties	AMPIIH, AMPH, AGS, AMP Services, AMPGH, Buyer and Guarantor

AMPIIH	Name	AMP Insurance Investment Holdings Pty Limited

	ABN	42 082 562 892

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney NSW 2000

	Fax	612 9257 7178

	Attention	Company Secretary

AMPH	Name	AMP Holdings Limited

	ABN	66 079 958 062

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney NSW 2000

	Fax	612 9257 7178

	Attention	Company Secretary

AGS	Name	AMP Group Services Limited

	ABN	49 080 339 457

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney NSW 2000

	Fax	612 9257 7178

	Attention	Company Secretary

AMP Services	Name	AMP Services Limited

	ABN	50 081 143 786

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney, NSW, 2000

	Fax	612 9257 7178

	Attention	Company Secretary

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Buyer	Name	Enstar Australia Holdings Pty Limited

	ACN	ACN 128 812 546

	Address	Level 5, Deutsche Bank Place, 126 Phillip Street, Sydney, NSW, 2000

	Fax	+61 2 9230 5333

	Attention	Dean Carrigan

Guarantor	Name	Enstar Group Limited

	Address	Windsor Place, 3rd Floor, 18 Queen Street, Hamilton, HM 11, Bermuda

	Fax	+1 441 296 0895

	Attention	Paul O’Shea

AMPGH	Name	AMP Group Holdings Limited

	ABN	88 079 804 676

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney, NSW, 2000

	Fax	+61 2 9257 7178

	Attention	Company Secretary

Recitals	A	The Companies and the Subsidiaries carry on a reinsurance services business in Australia and have an insurance and reinsurance portfolio in runoff.

	B	The issued share capital of each Company is listed in Schedule 1. The Vendors are the registered holders and beneficial owners of shares in the Companies as listed in Schedule 1.

	C	The Subsidiaries are described in Schedule 2.

	D	The Vendors have agreed to sell (or to procure the sale of), and the Buyer has agreed to buy, the Shares on the terms of this agreement.

	E	The Guarantor is a party to this agreement to guarantee the obligation of the Buyer (i) to pay the Purchase Price to the Vendors and (ii) to indemnify the Indemnified Parties under the terms of Clause 13.1.

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Governing law	New South Wales

Date of agreement	See signing page

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Share Sale Agreement
General terms

1	Sale and purchase of Shares

1.1	Agreement to sell and purchase the Shares

Each Vendor agrees to sell its Respective Vendor Shares to the Buyer, and the Buyer agrees to buy the Shares from the Vendors, on the terms of this agreement.

1.2	Shares free from Encumbrance

The Shares must be transferred free from any Encumbrance and with all rights, including dividend rights, attached or accruing to them on and from the date of this agreement.

1.3	More than one Vendor

In this agreement:
(a)	(references to “Vendors”) references to the “Vendors” mean each of the companies described in the definition of “Vendor” in clause 25.1, severally; and

(b)	(references to “Shares”) references to “Shares” means, in relation to each Vendor, that Vendor’s Respective Vendor Shares.
In this agreement the obligations of a particular Vendor relate only to the Company (and each Subsidiary of that Company) which is owned by that Vendor as at Completion, or to the Shares in that Company and every reference to Vendors or to a Company or to Shares is to be construed accordingly.

1.4	Interdependent sales of Shares

Each sale of the Vendor’s Shares is interdependent and none of the Vendors is obliged to Complete unless the Buyer is ready, willing and able to Complete the purchase of all the Shares on the Completion Date. The Buyer is not obliged to Complete unless all the Vendors are ready, willing and able to Complete the sale of all of the Shares on the Completion Date.

2	Purchase Price

The consideration payable for the Shares is the aggregate amount calculated by applying the following formula and is payable in accordance with clause 4.4:

Purchase Price = AGAH Price + Earnings Factor calculated on AGAH Price +AMPGIH Price + Earnings Factor calculated on the AMPGIH Price +

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Cobalt Price + Earnings Factor calculated on Cobalt Price + Redundancy Payment.

Where:

AGAH Price = $487,838,000 less applicable Distribution;

AMPGIH Price means $89,665,000 less applicable Distribution less AMPGIH Distribution;

AMPGIH Distribution means $539,853;

Cobalt Price means $7,497,000 less applicable Distribution;

Distribution means, as applicable to each Company, any payment:
(a)	by AGAH to AMPIIH (to the extent that Distribution equals an amount previously paid as a distribution by Gordian);

(b)	AMPGIH to AMPH (to the extent that Distribution equals an amount previously paid as a distribution by TGI); or

(c)	by Cobalt to AGS,
by way of capital reduction or dividend made between 1 July 2007 and the Completion Date;

Earnings Factor means, the aggregate of the amounts calculated on a daily basis from 1 July 2007 to the Completion Date by applying the ninety day moving average of BBSW 3M Mid rate on each day plus thirty basis points, divided by 365, to, as relevant, the AGAH Price, the AMPGIH Price or the Cobalt Price on that day. For the purposes of calculating the Earnings Factor, the AMPGIH Distribution will only be subtracted from the AMPGIH Price on and from 11 September 2007; and

Redundancy Payment means the payments to be made to the Vendors under clause 10.3.

3	Conditions precedent

3.1	Conditions precedent

The conditions precedent to Completion are:
(a)	(FIRB approval) the Treasurer of the Commonwealth of Australia consents to the proposed acquisition by the Buyer of the Shares under the Foreign Acquisitions and Takeovers Act 1975 (Cwlth) or the Treasurer ceases to be empowered to make any order under Part II of the Foreign Acquisitions and Takeovers Act 1975 (Cwlth) in relation to the proposed acquisition because of lapse of time, notice of the proposed acquisition of the Shares having been given to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cwlth);

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(b)	(FSSA approval) the Treasurer of the Commonwealth of Australia (or his delegate) consents to the implementation of the proposed transaction set out in this agreement in accordance with its terms under the Financial Sector (Shareholdings) Act 1998 or the Treasurer ceases to be empowered to make any order under Part 2 of the Financial Sector (Shareholdings) Act 1998 in relation to the proposed transaction, notice of the proposed transaction having been given to the Treasurer under the Financial Sector (Shareholdings) Act 1998;

(c)	(IATA approval) to the extent necessary, as required by APRA, the Treasurer of the Commonwealth of Australia (or his delegate) consents to the implementation of the transaction set out in this agreement in accordance with its terms under the Insurance Acquisitions and Takeovers Act 1991 (Cwlth) or the Treasurer ceases to be empowered to make any order under Part 4 of the Insurance Acquisitions and Takeovers Act 1991 (Cwlth);

(d)	(Gordian UK) either the UK Financial Services Authority cancels Gordian UK’s Financial Services Authority Part IV Permission under the Financial Services and Markets Act 2000 (UK) (“FSMA”) or, alternatively, has given notice in writing in accordance with section 184 FSMA in terms acceptable to the Buyer that it approves or has no objection to the Buyer acquiring control (within the meaning of FSMA) of Gordian UK or, in the absence of such notice, the period within which the UK Financial Services Authority may serve a notice of objection pursuant to section 186 FSMA having elapsed without the UK Financial Services Authority having served such notice of objection on the Buyer;

(e)	(acceptability of terms) any consents referred to in paragraph (a), (b), (c) or (d) must be in terms acceptable to the Buyer, acting reasonably;

(f)	(constitutions) the constitutions of each of the Companies and the Subsidiaries is duly altered on or before the Completion Date in the form notified by the Buyer to the Vendors;

(g)	(APRA approvals) APRA must approve the Buyer, or a related entity of the Buyer, as a non-operating holding company in accordance with the Insurance Act 1973 (Cth) and the Buyer, acting reasonably, must be satisfied as to any requirements or conditions which APRA imposes in relation to the approval and the transaction contemplated by the Transaction Documents generally; and

(h)	(powers of attorney) all powers of attorney granted by the Companies and the Subsidiaries are revoked with effect from Completion, and no condition referred to in this clause can be varied or waived except by agreement between the Buyer and each of the Vendors.

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3.2	Reasonable endeavours

Each of the parties must use all reasonable endeavours to obtain the fulfilment of the conditions in clause 3.1. Further, the Vendors and the Buyer must each:
(a)	keep each other informed of all meetings with APRA at which the sale contemplated by this agreement is to be discussed;

(b)	give a copy to each other of any draft submission, correspondence or application it proposes to submit to any regulatory body in connection with the sale contemplated by this agreement so that the recipient has a reasonable opportunity to comment on them before submission (and each of the Vendors and the Buyer undertakes to take into account all of the other’s reasonable comments before such submission);

(c)	give a copy to each other of all submissions, correspondence and applications made to those regulatory bodies relating to the sale; and

(d)	report to each other on the outcome of each meeting referred to at (a) above within one Business Day of that meeting, and advise each other immediately if there are any issues that may affect Completion.
3.3	Termination by either party

If any of the conditions in clause 3.1 are not fulfilled or (in the case of conditions precedent 3.1(f),(g) or (h)) waived by 11 June 2008, then, if the party who seeks to avoid the agreement has complied with clause 3.2 (“Reasonable endeavours”), this agreement may be terminated at any time before Completion by notice given by the Buyer or the Vendors (acting collectively) to the other parties.

3.4	Termination by Vendors

If Completion does not occur on the Completion Date for any reason other than any Vendor’s default then the Vendors (acting collectively) may terminate this agreement by notice to the Buyer.

3.5	Termination by Buyer

The Buyer may terminate this agreement by notice to the Vendors in the event of any acts or omissions by a Vendor, any Company or any Subsidiary after the date of this agreement that:
(a)	are negligent, in wilful default or otherwise out of the ordinary course of business unless the Buyer has consented to any such acts or omissions by a Vendor, any Company or any Subsidiary; and

(b)	cause, or are likely to cause, Losses in the aggregate for the Companies and the Subsidiaries in an amount equal to or greater than $50 million.

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3.6	Effect of termination

If this agreement is terminated under clauses 3.3 (“Termination by either party”), 3.4 (“Termination by Vendors”) or 3.5 (“Termination by Buyer”) then, in addition to any other rights, powers or remedies provided by law:
(a)	each party is released from its obligations to further perform the agreement except those imposing on it obligations of confidentiality;

(b)	each party retains the rights it has against any other party in respect of any past breach; and

(c)	the Buyer must return to the Vendors all documents and other materials in any medium in its possession, power or control which contain information relating to the Companies and their Subsidiaries, including the Records.

4	Completion

4.1	Time and place of Completion

Completion will take place at 2pm on the Completion Date at the offices of Mallesons Stephen Jaques, Level 61, 1 Farrer Place, Sydney, NSW or such other time and place as the Vendors and the Buyer agree.

4.2	Items to be delivered by the Vendors on Completion

At Completion, the Vendors will give to the Buyer in a manner and in terms satisfactory to the Buyer, acting reasonably:
(a)	(transfers and share certificates) executed transfers in favour of the Buyer (or as it may direct) of all the Shares, together with the share certificates for the Shares and any consents which the Buyer reasonably requires to obtain registration of those transfers;

(b)	(Records and seal) the Records and the common seals of the Companies and the Subsidiaries;

(c)	(executed documents) the following documents duly executed on behalf of the Vendors and their Related Bodies Corporate (as applicable):
(i)	Transitional Support Services Agreement;

(ii)	Tax Indemnity Deed; and

(iii)	AGAH Indemnity;
(d)	(Resignations) a duly signed resignation of each of the directors and company secretaries, auditors and actuaries of the relevant Companies and Subsidiaries who are to resign, as stipulated by the Buyer not later than 5 Business Days before the Completion Date;

(e)	(Release Deeds) a copy of:

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(i)	the Release Deed for each Company and each of the Subsidiaries (other than Gordian UK) executed by AMP and each relevant Company or the Subsidiaries (other than Gordian UK) in the form provided in Schedule 11 of this agreement; and

(ii)	the Subsidiary Release Deed for each Company and each of the Subsidiaries (other than Gordian UK) executed by AMP and each relevant Company or the Subsidiaries (other than Gordian UK) in the form provided in Schedule 12 of this agreement;
(f)	(evidence of payment) a receipt or other evidence that:
(i)	each Company and each of the Subsidiaries (other than Gordian UK) has paid, prior to Completion, to AMP any Contribution Amount owed by that Company or the Subsidiaries, as an Exit Subsidiary, in accordance with clause 4 of the Tax Sharing Agreement;

(ii)	each Company and each of the Subsidiaries (other than Gordian UK) has paid, prior to Completion, to AMP any Exit Contribution Liability required to be paid by that Company or the Subsidiaries, as an Exit Subsidiary, in accordance with clause 8.3 of the Tax Funding Agreement; and

(iii)	AMP Life has (immediately following Completion) repaid in full the Gordian Loan and the TGI Loan in accordance with clause 4.5.
(g)	(directors resolution of Companies) a certified copy of a resolution of directors of each of the Companies (and Subsidiaries in the case of subclause (ii)) resolving that:
(i)	subject to the payment of stamp duty, the transfer of the Shares will be registered; and

(ii)	subject to the constitution of each Company and Subsidiary and subject to them consenting to act, each of the persons nominated by the Buyer in writing not less than 5 days before completion be appointed to the board of directors of each of the Companies and Subsidiaries, and the resignation of the retiring directors from the board be accepted, all with effect from Completion, but so that a properly constituted board of directors is in existence at all times;
(h)	(power of attorney) duly executed irrevocable power of attorney in favour of any director of the Buyer authorising the attorney to convene and attend general meetings of the Companies, vote at those meetings and take all other steps acting as registered holder of the Shares as the Buyer may lawfully require from time to time by notice, pending registration of the Shares in the name of the Buyer;

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(i)	(AGAH Restructure) evidence that AGAH has completed the AGAH Restructure in accordance with the steps set out in Schedule 9;

(j)	(certificates of incorporation) certificates of incorporation showing that the names of AMPG, AMPG92 and AMPGIH have been changed to names notified and reserved with ASIC by the Buyer not less than 10 Business Days before Completion, which names may not include the term “AMP” or “AMPG92”;

(k)	(revocation of powers of attorney) evidence of revocation of all powers of attorney granted by the Companies or their Subsidiaries;

(l)	(redundancy payments estimate) a copy of the calculation to be furnished by the Vendor pursuant to clause 10.3(c).
4.3	Intra-group indebtedness

On or before Completion, the Vendors must:
(a)	procure the repayment of all sums (if any) owing:
(i)	to the Companies and Subsidiaries by the Vendors or their Related Bodies Corporate; or

(ii)	by the Companies and Subsidiaries to the Vendors or their Related Bodies Corporate, other than:
(iii)	sums owing for services provided in the ordinary course of business prior to Completion; and

(iv)	sums owing to Gordian under the Gordian Loan; and

(v)	sums owing to TGI under the TGI Loan; and
(b)	procure the release of the Companies and Subsidiaries from any Assurance they have given to, or for the benefit of, the Vendors or any Related Body Corporate of the Vendors other than any Assurance given under each Excluded Assurance.

For the avoidance of doubt, nothing in this clause alters the obligations of AGAH, AMP Life or AMPGH under the AGAH Indemnity.
4.4	Payment upon Completion

At Completion, the Buyer will pay the aggregate amount determined under clause 2 (including the payment referred to in clause 10.3) to the Vendors, or as the Vendors may direct, by electronic transfer in the amount and to the accounts nominated by the Vendors.

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4.5	Repayment of loans by Gordian and TGI

At Completion the Vendors will procure that the Gordian Loan and the TGI Loan are repaid in full out of the proceeds of sale of Shares.

4.6	No set-off

Payments under this clause 4 are to be made in full, without any set-off, restriction, deduction, withholding or condition except as expressly provided in this clause.

4.7	Power of Attorney

The Vendors appoint the Buyer to be their attorney from the Completion Date until the Shares are registered in the name of the Buyer. Under this power of attorney, the Buyer may do in the name of the Vendors and on their behalf everything necessary or desirable, in the Buyer’s sole discretion, to:
(a)	transfer the Shares;

(b)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attending to the Shares;

(c)	receive any dividend or other entitlement paid or credited to the Vendors in respect of the Shares; and

(d)	do any other act or thing in respect of the Shares or the Companies or the Subsidiaries.
The Vendors declare that all acts and things done by the Buyer in exercising powers under this power of attorney will be as good and valid as if they had been done by the Vendors and agree to ratify and confirm whatever the Buyer does in exercising power under this power of attorney.

4.8	Tax valuation

Within 60 days of Completion, the Vendors will give to the Buyer in a manner and in terms satisfactory to the Buyer, acting reasonably, the terminating values of assets at the date of deconsolidation as used by AMP in the calculation of its allocable cost amount (ACA) for the entities transferred under section 711-20(1) of the Income Tax Assessment Act 1997.

5	Conduct of business pending Completion

5.1	Operation of business

The Vendors will ensure that (except as disclosed in writing by the Vendors and agreed to in writing by the Buyer) from the date of this agreement until the Completion Date, the Companies and Subsidiaries will operate their Business in accordance with their usual business practices and in such a manner as to preserve the reputation, goodwill and commercial relationships of the Companies and the Subsidiaries recognising that Gordian, TGI and AMPG92 are run-off businesses.

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5.2	Consent of Buyer

The Vendors must notify the Buyer, and unless such would be a breach of the Vendors’, or the Companies’ or the Subsidiaries’ obligations under applicable regulations, obtain the Buyer’s written consent (such consent not to be unreasonably withheld or delayed), prior to any of the Companies or Subsidiaries doing any of the following:
(a)	(no Encumbrances) encumbering any of its assets;

(b)	(claims) taking any significant steps in relation to any litigation or pending or threatened litigation against it, its officers or directors, involving its business or assets, for an amount exceeding $1,000,000 other than litigation in respect of insurance claims;

(c)	(employment contracts) entering into any employment contract (other than renewing existing terms), or materially changing the terms of any existing employment contract other than in the ordinary course of business of AMP or its Related Bodies Corporate;

(d)	(Tax matters) making any Tax election or settling or compromising any income tax liability, unless that election, settlement or compromise is required by law or is consistent with past practices or is an election, settlement or compromise made by or entered into by AMP, as Head Company of the AMP Consolidated Group;

(e)	(actuaries and auditors) make any change in the auditors of a Company or the appointed actuaries of an Insurance Company, except if required under law;

(f)	(capital expenditure) making any capital expenditure in excess of $250,000 in aggregate;

(g)	(financings) raising any financial accommodation for an amount in excess of $250,000 (but this does not prevent the use of existing facilities, in the ordinary course of business);

(h)	(related parties) entering into any new contract or other arrangement with the Vendors or any of their Related Bodies Corporate, or materially changing the terms of any such existing contracts or arrangements requiring payment of any sums in excess of $250,000;

(i)	(share capital) increasing, reducing or otherwise altering its share capital or grant any options for the issue of shares or other securities;

(j)	(dividend) declaring or paying a dividend;

(k)	(distributions) making a distribution to shareholders or revaluing its assets;

(l)	(buy-back) buying back its shares;

(m)	(claims and commutations) settling or commuting any claims made on an insurance contract or reinsurance contract to which an Insurance Company is a party for, in the case of a settlement, any

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sums in excess of $250,000 or, in the case of a commutation deal, aggregate sums in excess of $500,000; or

(n)	(restructures) merging, consolidating or restructuring;

(o)	(contracts) entering into any contract or commitment which:
(i)	requires expenditure in excess of $250,000; or

(ii)	is for a term greater than 24 months; and
(p)	(reinsurance) any deliberate act or omission that is intended to result or is grossly negligent and results in any reinsurance contract to which an Insurance Company is party (as reinsured) becoming unenforceable.
in each case other than as required for the purpose of the AGAH Restructure or as already disclosed to the Buyer in this agreement, the Disclosure Letter or the Due Diligence Materials or to make a Distribution described in clause 2.

5.3	Consultation and notification

All notifications and consultations under clause 5.2 above will be made through the Co-operation Committee.

5.4	Riskcap

The Vendors will procure that, before Completion, TGI will commute all Commutation Riskcap Policies for the amount stated as the Reserve as at 30 June 2007 for each policy and will refund all premiums received by TGI on all Reimbursement Riskcap Policies net of any losses paid after 30 June 2007 and any relevant applicable reinsurance and/or retrocession costs related to the Reimbursement Riskcap Policies.

6	Conduct of business after Completion

6.1	Prohibition on use of Vendors’ names

The Buyer acknowledges that from Completion, neither it nor the Companies or the Subsidiaries, will have any right in or to, or to use, the name or the trade mark “AMP” or “AMPG 92”(the “Vendors’ Names”), except for the sole purpose of referring to prior ownership of the Companies or the Subsidiaries by AMP or for the purposes of complying with applicable legal or regulatory reports or filing requirements.

From Completion the Buyer must not use in any document or display in any way any trading name, business name, company name, logo, mark, or domain name containing or consisting of the Vendors’ Names except for the purpose of referring to prior ownership of the Companies or the Subsidiaries by AMP or as otherwise required by law or for the purposes of complying with applicable legal or regulatory reports or filing requirements.

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6.2	Reasonable Endeavour Obligations

The Buyer and AMPGH agree to perform the Reasonable Endeavour Obligations.

7	Vendors’ warranties, indemnities and representations

7.1	Warranties

Each of the Vendors represents, warrants and undertakes to the Buyer, in relation only to its Respective Vendor Shares and matters affecting the Company in the share capital of which that Vendor holds its Respective Vendor Shares (and the Subsidiaries of that Company), that, subject to clause 7.2, each of the Warranties in Annexure A is true and correct and not misleading and
(a)	is given as at the date of this Agreement;

(b)	if marked with an asterisk (“*”) is also given as at the time immediately before Completion; and

(c)	do not merge on Completion.
The Vendors will immediately notify the Buyer in writing (and in any event no later than the Completion Date) if they become aware that any of the Warranties marked with an asterisk in Annexure A will not be true and correct on the Completion Date, with relevant details containing such information as is satisfactory to the Buyer, acting reasonably.

7.2	Knowledge and belief of Vendors

If a Warranty is marked in Annexure A with a hash mark (“#”), the representation, warranty and undertaking of the Vendors in clause 7.1 for that Warranty is only made to the best of the knowledge and belief of the Vendors. For the purposes of this clause 7.2 the best of the knowledge and belief of the Vendors means the knowledge of the Vendors having made all diligent enquiries of Peter Clarke, Peter Aroney, Lucy Mountford, Vijaya Vivekananda, Andrew Godwin, Colin Russell, Steven Faulkes, Bryan Dean, Dennis Chu and Peter Hodgett.

7.3	Disclosure Letter

The Warranties are given subject to:
(a)	the matters fairly and accurately disclosed in the Disclosure Letter;

(b)	any fact, matter or circumstance which was known, or ought reasonably to have been known, to the Buyer as at the date of this agreement; and

(c)	the matters fairly and accurately disclosed in the Due Diligence Materials,

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and the Buyer may not claim that any fact, matter or circumstance causes or results in Loss or any breach of this agreement if the fact, matter or circumstance is so disclosed or known.

7.4	Separate Warranties

Each of the Warranties in Annexure A is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

7.5	Buyer’s acknowledgement

The Buyer acknowledges that:
(a)	(exclusion of other terms) except as provided in the Warranties, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded, and the Vendors disclaim all Liability in relation to them, to the maximum extent permitted by law;

(b)	(Buyer has relied on its own enquiries) the tender sale process leading to the execution of this agreement was conducted on the basis that the participants, including the Buyer, were required to rely on their own enquiries and investigations during that process, and the Buyer has had the opportunity to make and has made such enquiries and investigations in relation to all matters material to it as it requires;

(c)	(no warranty as to accuracy) neither the Vendors nor any of their agents, directors, officers, employees or advisers has made or makes any representation or warranty as to the accuracy or completeness of any disclosures regarding the Companies and Subsidiaries or information except as expressly set out in this agreement;

(d)	(Forward Looking Information) the disclosures regarding the Companies and Subsidiaries may include projections, forward looking statements or estimates (“Forward Looking Information”) and the Buyer accepts that there is no warranty that any Forward Looking Information will be realised;

(e)	(Actuarial assumptions): none of the Warranties nor any other provision of this agreement shall be construed as a representation or warranty as to any judgment based on actuarial principles, practices or analyses by whomsoever made or as to the future fulfilment of any assumption;

(f)	(Reserves) neither the Vendors nor any of their agents, directors, officers, employees or advisors makes any representation or warranty as to the adequacy of the amount of the reserves of the Insurance Companies (whether as represented in the Last Accounts, the reports of the Vendor’s Actuaries, the Data Room or otherwise) except as expressly set out in this agreement; and

(g)	(Insurance and reinsurance commitments) it has formed its own view, with the benefit of its own due diligence and the advice of its own experts and advisers, of the extent of:

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(i)	the contractual insurance or reinsurance rights or commitments of the Insurance Companies;

(ii)	contingent liabilities relating to insurance liabilities; and

(iii)	claims under policies of insurance issued or assumed before Completion.
7.6	Liabilities indemnity

Subject to clauses 7.7 and 7.8, the Vendors must indemnify the Buyer against all Loss which may be incurred by the Buyer as a direct result of a breach of any of the Warranties or any provision of this agreement. For the avoidance of doubt, in respect of any breach of a Warranty, “Loss” includes an amount that would be necessary to put the Buyer in the same position as if the Warranty had been true, correct and not misleading.

7.7	Amendment to Purchase Price

If a payment is made:
(a)	by any of the Vendors for a breach of any Warranty or under the Tax Indemnity Deed, the payment is to be treated as a reduction in the Purchase Price of each Share in the Company to which the payment most directly relates, in equal amounts; and

(b)	to the Buyer pursuant to clause 7.6 or under the Tax Indemnity Deed, the payment is to be treated as an increase in the Purchase Price of each Share in the Company to which the payment most directly relates, in equal amounts.
7.8	Claims procedure

If the Buyer becomes aware of any circumstance in which the Buyer will seek to make a Warranty Claim against the Vendors, then:
(a)	(notice to Vendors) the Buyer must give notice to the Vendors within 60 days after it becomes aware of that circumstance; and

(b)	(no payment or admission by Buyer) the Buyer must ensure that to the extent relevant to the Warranty Claim neither it, nor the Companies and Subsidiaries, without the prior written consent of the relevant Vendor, makes any payment (unless the last date for making a payment required by law has occurred) or admission to a third party. The Vendor will not unreasonably refuse or delay giving its consent to the making of any such payment or admission.

If the Buyer forms the view that the relevant Vendor is refusing or delaying to give its consent unreasonably:
(i)	the Buyer may give a written notice to the Vendor to this effect;

(ii)	within 5 Business Days of giving the written notice, the Buyer and the Vendor will appoint a Senior Lawyer who will

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determine within 5 Business Days from the date of appointment, or such other time period as agreed between the Buyer and the Vendor, whether making the payment or admission in dispute is reasonable in all the circumstances of the relevant matter.

If the Buyer and the Vendor cannot agree on the Senior Lawyer, within the 5 Business Day period, either party may invite the President of the Law Society of New South Wales or his nominee to nominate a Senior Lawyer whom the Buyer and the Vendor will appoint for the purposes of making the determination;

(iii)	the Buyer and Vendor are entitled to make written submissions to the Senior Lawyer and may provide the Senior Lawyer with such supporting material they each deem relevant; and

(iv)	the Buyer and the Vendor acknowledge and agree that the determination by the Senior Lawyer under paragraph (ii) will be final and binding upon each of the parties and that the fees and costs of the Senior Lawyer will be borne equally between the Buyer and the Vendor.

8	Exclusion of Liability

8.1	Vendor restrictions

Each Vendor:
(a)	must at all times after Completion ensure that neither its nor its Related Bodies Corporate take any action, proceeding, claim or demand against any of the persons listed in clause 7.2 who are Transferring Employees in respect of any act or omission on the part of such person acting in their capacity as a director, officer or employee of the Companies, the Subsidiaries, the Vendors or any Related Body Corporate of the Vendors before Completion; and

(b)	agrees not to, and waives any right it may have to, take any such action, proceedings, claim or demand as is referred to in (a).
Each Vendor acknowledges that this clause 8.1 is for the benefit of those persons listed in clause 7.2, and is held by the Buyer for their benefit.

This clause 8.1 does not apply to any act or omission on the part of a person listed in clause 7.2 to the extent such act or omission was fraudulent or constituted wilful default.

8.2	Buyer Restrictions

The Buyer:
(a)	must at all times after Completion ensure that neither it nor its Related Bodies Corporate (including the Companies and the

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Subsidiaries) take any action, proceeding, Claim or demand against any of the present or former directors or officers of the Companies, the Subsidiaries, the Vendors or any Related Body Corporate of the Vendors in respect of any act or omission on the part of such director or officer acting in that capacity before Completion; and

(b)	agrees not to, and waives any right it may have to, take any such action, proceedings, Claim or demand as is referred to in (a).
The Buyer acknowledges that this clause 8.2 is for the benefit of those directors and officers, and is held by the Vendors for their benefit.

This clause 8.2 does not apply to an act or omission of a director or officer to the extent such act or omission was fraudulent or constituted wilful default.

9	Limitations

9.1	Time limit for Warranty Claims

The Vendors are not liable for, and the Buyer may not claim for, any Loss suffered by the Buyer resulting from a breach of the Warranties unless full details of the Warranty Claim have been given to the Vendors in writing:
(a)	within 5 years of the Completion Date in respect of a breach of a Tax Warranty; or

(b)	within 2 years of the date of the Completion Date in any other case.
9.2	Threshold for Warranty Claims and Tax Claims

The Vendors are not liable for, and the Buyer may not claim for, any Loss suffered by the Buyer resulting from a breach of the Warranties or any Tax Claim unless the amount of the Loss or Tax Claim:
(a)	exceeds $100,000 in respect of a particular matter; and

(b)	exceeds $500,000 in aggregate in respect of all matters referred to in paragraph (a).
9.3	Limit of Warranty Claims and Tax Claims
(a)	Subject to (b), the maximum aggregate Liability of each Vendor, and the maximum amount the Buyer may claim from each Vendor, in respect of Loss suffered by the Buyer resulting from all Warranty Claims or Tax Claims relating to the Company sold by that Vendor, is 50% of the Purchase Price attributable to that Vendor.

(b)	Clause 9.3(a) does not apply to a Warranty Claim to the extent that claim arises out of a breach of Warranties 5 to 24 inclusive and 28 to 36 inclusive.

(c)	The maximum amount the Buyer may claim from each Vendor, in respect of Loss suffered by the Buyer resulting from claims is equal to that amount of the Purchase Price attributable to that Vendor.

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9.4	Insured claim or Loss

The Vendors will not be liable for any Warranty Claim unless the Buyer has first caused the Companies and Subsidiaries (as applicable) to make a Claim under any insurance policy held by them which covers the subject of that Warranty Claim, and then only after that Claim has been denied in whole or in part by the relevant insurer.

If the Buyer has still incurred some damage or Loss after complying with this clause 9.4, that remaining amount will be the amount of the Buyer’s Loss for the purposes of this agreement.

9.5	Indirect Losses

The Buyer may not claim for any indirect or consequential loss including for this purpose any loss of profit.

9.6	Changes in Law or Accounting Standards

The Vendors will not be liable for any Claim to the extent that the Claim results from any act, matter, omission, transaction or circumstances which would not have occurred but for:
(a)	any legislation not in force at the date of this agreement, or any change of any law or administrative practice of any Government Agency which takes effect after the date of this agreement, including any legislation or change which takes place retrospectively; or

(b)	any change of any Accounting Standards or accounting practice or policy which takes effect after the Last Balance Date.
9.7	Warranty Claim limited to relevant Vendor

No Vendor is liable for any Warranty Claim or other payment under this agreement except to the extent that the Claim relates to the Company (or its Subsidiary) in which that Vendor held, as at the date of this agreement, its Respective Vendor Shares.

9.8	Reduction in Liability

The Liability of the Vendors in respect of any Warranty Claim is reduced to the extent that the Loss arises as a result of or in connection with:
(a)	any act or omission by the Vendors, the Companies or the Subsidiaries in the period between the date of signing this agreement and the Completion Date undertaken with the written consent of the Buyer (including in accordance with clause 5.2);

(b)	any act or omission after Completion by the Buyer, the Companies or the Subsidiaries.
9.9	Later recoveries

If, after the Vendors have made a payment to the Buyer pursuant to a Warranty Claim, including any payment by a Vendor under clause 7.1, the Buyer, the Companies or the Subsidiaries receives a payment or benefit in

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relation to the fact, matter or circumstance to which the Warranty Claim related (whether in cash or by credit, including any amount or credit received following a successful objection or appeal), then the Buyer must immediately repay to each Vendor the amount received from that Vendor or, if less, the amount of the payment or benefit which was received by the Buyer, the Companies or the Subsidiaries (as the case may be).
9.10	After Tax amount of Loss

The amount of any Loss suffered by the Buyer for the purposes of clause 7 and 8 is to be calculated having regard to the amount of any tax deduction that a Company or Subsidiary (or the Buyer, if applicable) would be entitled for that Loss, at the prevailing corporate tax rate at the time the Loss was incurred.

9.11	Breach of Tax Warranty

If a breach of Tax Warranty by the Vendor arises from a fact or circumstance which results in a Tax Claim the Vendor will have no obligation to pay an amount in respect of those facts or circumstances under clause 7.

9.12	Change of Control

The Vendors will have no liability to make any payment under a Warranty Claim if the Buyer has ceased after the Completion Date to own or Control the relevant Company or Subsidiary.

9.13	No liability

If any of Warranties 25, 27, 50 — 52, 60, 62, 68, 69(a), 69(c), 70, 90, 104 — 110, 116 and 127:
(a)	are true and correct and not misleading at the date of this agreement; and

(b)	are either not true and correct or are misleading as at the Completion Date, then the Vendors will only be liable to make a payment for breach of that Warranty to the extent the circumstances giving rise to the breach and/or Loss were, or should reasonably have been, within the Vendors’ control or power.

9.14	Exclusion from Liability

No event or circumstances affecting a Company or a Subsidiary nor the amount of any Loss arising as a result shall give rise to a Warranty Claim to the extent that the relevant event, circumstance or amount is specifically identified and reserved or provided for in the Last Accounts or the Financial Reports.

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10	Employees

10.1	Offer of employment

The Buyer proposes to make offers of employment with Cobalt to a number of Employees (“Offerees”) conditional on Completion. The Buyer agrees that not later than 8 February 2008, or such later date as is agreed between the parties acting reasonably, it will provide a list of the Offerees and a copy of the completed draft letters to the Vendors setting out the terms upon which the Buyer will offer the Offerees employment with Cobalt. The Buyer must consult with the Vendors on the form and content of the draft letters.

The Buyer must provide letters offering Offerees employment by not later than 8 February 2008, or such later date as is agreed between the parties acting reasonably. AMP Services agrees to procure that Cobalt consents to the issue of the offers contemplated by this clause in its name.

10.2	Buyer indemnity — Transferring Employees

The Buyer is liable to AMP Services for, and indemnifies AMP Services against, all Loss arising directly or indirectly from and any costs, charges or expenses incurred by AMP Services in connection with any claim by a Transferring Employee or liability to a Transferring Employee which relates to the following matters arising on or after the Completion Date or in connection with Completion or the transaction contemplated by this agreement:
(a)	the redundancy, or alleged redundancy, of that Transferring Employee;

(b)	the termination of the employment of that Transferring Employee including but not limited to payments in lieu of notice;

(c)	that Transferring Employee’s loss, or alleged loss, of any benefit relating to employment, including but not limited to Employee Benefits;

(d)	a breach, or alleged breach, of any term or condition of that Transferring Employee’s employment, arising from:
(i)	the transactions contemplated by this agreement;

(ii)	the nature of the position and the terms and conditions of employment offered by Cobalt, to that Transferring Employee (whether the offer is accepted or rejected);

(iii)	the nature of the position and the terms and conditions of employment provided to that Transferring Employee after the Completion Date; or

(iv)	any act or omission of Cobalt, the Buyer (or any related body corporate of the Buyer) after the Completion Date; or
(e)	a breach by the Buyer or Cobalt of its obligations under this clause 10.

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The Buyer will not be liable under this clause 10.2 for any cost of redundancy in respect of a Transferring Employee, to the extent that it or Cobalt has already paid this cost to the Vendors under clause 10.3.

10.3	Payment on the Completion Date
(a)	The Buyer acknowledges that as a consequence of Completion, AMP Services may, on the grounds of redundancy, terminate the employment of and/or be required to make termination payments to Employees, irrespective of whether or not these Employees receive or accept an offer of employment from Cobalt in accordance with clause 10.1.

(b)	Without limiting the liability of the Buyer under any provision of this clause 10, the Buyer must pay or ensure that Cobalt pays to the Vendors on the Completion Date an estimate calculated by AMP Services of its potential exposure for the costs of redundancy for all Employees who are:
(i)	made an offer of employment under clause 10.1 but do not accept the offer;

(ii)	not made an offer of employment under clause 10.1; or

(iii)	made an offer under clause 10.1 and accept the offer, but are or are reasonably likely to become entitled to notice benefits and/or redundancy benefits under a Relevant Instrument, irrespective of whether or not liability for these costs is likely to be incurred by AMP Services on, before, or after the Completion Date (the “Estimated Cost”).

(c)	The amount calculated under this clause is to be consistent with, and capped in the aggregate and in respect of each particular Employee at the relevant amounts specified in the column headed RDY5 in the document at Data Room reference COB.S6.09, adjusted, using the same methodology as adopted in that document, up to and including the Completion Date.

(d)	The Vendors will provide the Buyer with material supporting the calculations made by AMP Services under paragraph (c) above, reasonably sufficient for the purposes of the Buyer understanding those calculations.

(e)	The Estimated Cost will be given to the Buyer by the Vendors no later than five (5) days prior to the Completion Date as agreed between the parties in accordance with clause 4.1.

(f)	For the purpose of sub-clause (b) above, and subject to sub-clause (c) above, the costs of redundancy will be limited to the estimated value of:
(i)	redundancy payments to which Employees are, maybe, or may potentially become entitled to under a Relevant Instrument (calculated in accordance with that Relevant Instrument); and

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(ii)	payments in lieu of notice or compensation for notice to which Employees are, may be, or may potentially become entitled to under a Relevant Instrument (calculated in accordance with that Relevant Instrument), in the event that the employment of these Employees is terminated by AMP Services on the grounds of redundancy.

(g)	For the avoidance of any doubt, the costs of redundancy will not include any annual leave or long service leave benefits.

(h)	For the purpose of this clause, a “Relevant Instrument” means:
(i)	an industrial instrument such as a federal award, state award, notional agreement preserving a state award, certified agreement, enterprise agreement, a preserved state agreement, workplace agreement, or other industrial agreement (including the AMP-GIO enterprise agreement 2000);

(ii)	any contract with AMP Services;

(iii)	any policy of AMP Services or the AMP Group; and

(iv)	any applicable legislation.
(i)	The Buyer acknowledges that it will not be possible for AMP Services to determine at the Completion Date its actual redundancy costs.

(j)	The Buyer will remain liable to AMP Services for its actual costs of redundancy for the Employees described in clause (b) above, subject always to the cap in clause 10.3(c), to the extent that the Estimated Cost does not cover the actual costs. However, AMP Services must lodge a claim in writing with the Buyer within four (4) months of the Completion Date and cannot lodge a claim after that date. Conversely, within four (4) months of the Completion Date, AMP Services will refund to the Buyer any amount by which AMP determines (acting reasonably and having regard to the facts arising during the intervening period) that the Estimated Costs exceeds or is likely to exceed these actual costs. The subclause will not affect the indemnity in clause 10.2.
10.4	AMP Services obligations

On or before the close of business on the Completion Date, AMP Services must:
(a)	release each Transferring Employee from their employment with AMP Services, conditional on Completion occurring; and

(b)	pay to each of those Transferring Employees all amounts to which that Transferring Employee is entitled on termination or cessation of employment by law or under any award, agreement or arrangement, including in connection with wages, salary, commission, superannuation or allowances except for any amount relating to an

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employment benefit which the Buyer agrees to assume under the terms of this agreement or Cobalt agrees to assume under any offer of employment to an Offeree under clause 10.1 (such as, for example, accrued annual leave, long service leave, and/or sick leave benefits, or accruals towards these benefits). The Buyer will assume responsibility for these benefits, and will ensure that Cobalt provides these benefits, to the extent that Cobalt has assumed them under an offer of employment to an Offeree.
10.5	Employee short-term incentive payments

The parties acknowledge that AMP Services will pay the Employees a short term incentive payment (“bonus”) for the calendar year 2007 in about March 2008. The cost of these bonuses will be borne equally between AMP Services and Cobalt. The Buyer will ensure that Cobalt pays to AMP Services an amount which represents half the costs of these bonuses within 2 weeks of AMP Services notifying the Buyer in writing of the total cost of these bonuses. This notice will not be sent before 20 March 2008. The Buyer will indemnify AMP Services for any Loss suffered by AMP Services as a consequence of Cobalt failing to make this payment.

11	Contractors
AMP Services will use its reasonable endeavours to assist Cobalt in entering into new contractor agreements with Contractors if the Buyer requests.

12	Restraint on poaching employees
12.1	Undertaking not to employ

The Buyer agrees that it will not, and must procure that the Companies and Subsidiaries will not, for a period of 1 year from the Completion Date, employ or engage in any capacity whatsoever any employee of AMP Services that is or has in the past 12 months been engaged full-time in the businesses of the Companies or the Subsidiaries including each Employee who does not accept an offer of employment made by the Buyer under clause 10.1 (“Offer of employment”).

12.2	No soliciting of employees by AMP

The Vendors and AMP Services undertake that they will not, and AMP Services undertakes to procure that AMP and its Related Bodies Corporate will not, for a period of 1 year from the Completion Date entice away or endeavour to entice away from any Company or Subsidiary any Transferring Employee.

12.3	Exception

Nothing in this clause 12 prevents the Buyer, the Vendors or AMP Services from recruiting a person through a recruitment agency (unless the agency specifically targets the employees referred to in this clause 12) or in response to a newspaper, internet or other public employment advertisement.

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13	Buyer indemnities
13.1	AMP Guarantees

The Buyer must use its best endeavours to procure the release of AMPGH, the Vendors and their Related Bodies Corporate from the AMP Guarantees by the date which is 120 days from the Completion Date. This must include offering, at the election of the Buyer, a form of replacement guarantee, indemnity or similar obligation by the Buyer or its Related Body Corporate.

The Buyer indemnifies the Indemnified Parties (as defined below) against all Loss arising directly or indirectly from, and any costs, charges and expenses incurred in connection with, any Claim made against the Indemnified Parties after the Completion Date under the AMP Guarantees.

This clause 13.1 does not apply to indemnities in this agreement or the AGAH Indemnity.

13.2	Indemnified Parties

In this clause 13, the “Indemnified Parties” means AMPGH, the Vendors, their Related Bodies Corporate, and all of their directors and officers.

13.3	Benefit of clause

AMPIIH enters into the provisions of this clause 13 and clause 20 for itself and as agent of the other Indemnified Parties who are not a party to this agreement and, accordingly, accepts the full benefit of this clause and clause 20 on behalf of the Indemnified Parties who are not a party to this agreement. The parties agree that the Indemnified Parties (who are not a party to this agreement) may enforce this clause 13 and clause 20 as if they were a party to this agreement.

13.4	Notification

The Buyer must keep AMPIIH informed of all steps it takes to procure the release of AMPGH under clause 13.1.

14	GST
If anything supplied under or in connection with this agreement constitutes a taxable supply for the purposes of the GST Law, the supplier may recover from the recipient an amount on account of GST.

The amount on account of GST is:
(a)	equal to the value of the supply calculated in accordance with the GST Law multiplied by the prevailing GST rate; and

(b)	is payable:
(i)	at the same time and in the same manner as the recipient is required to pay or provide monetary consideration for the supply to which the additional amount relates; or

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(ii)	where the recipient is not required to pay or provide monetary consideration for the supply, upon issue of a tax invoice by the supplier.
The supplier of a taxable supply made in connection with this agreement must issue a tax invoice for the supply in accordance with GST Law to the recipient of the supply.

15	Costs and stamp duty
15.1	Legal costs

The Vendors and the Buyer agree to bear their own legal and other costs and expenses in connection with the preparation, execution and completion of this agreement, the Transaction Documents and of other related documentation, except for stamp duty.

15.2	Stamp duty

The Buyer agrees to bear all stamp duty payable or assessed in connection with this agreement, the Transaction Documents and the transfer of the Shares to the Buyer.

16	Default
16.1	Failure by a party to Complete

If a party does not Complete, other than as a result of default by the other party, the non-defaulting party may give the defaulting party notice requiring it to Complete within 14 days of receipt of the notice.

16.2	Specific performance or termination

If the defaulting party does not complete within the period specified in clause 16.1 the non-defaulting party may choose either to proceed for specific performance or terminate this agreement. In either case, the non-defaulting party may seek damages for the default.

16.3	Termination of agreement

If this agreement is terminated then clause 3.6 will apply with the necessary changes. A termination of this agreement under this clause will not affect any other rights the parties have against one another at law or in equity.

17	Notices
17.1	Form

Unless expressly stated otherwise in this agreement, all notices, approvals, consents or other communications in connection with this agreement must be in writing signed by an Authorised Officer and must be marked for the attention of the persons identified in the Details.

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17.2	Delivery

Notices must be:
(a)	left at the address of the recipient;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address; or

(c)	sent by fax to the fax number of the recipient which is specified in the Details.
However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

17.3	When effective

A notice, approval, consent or other communication takes effect from the time it is received.

17.4	Deemed receipt — postal

If sent by post, it is taken to have been received three Business Days after posting or seven Business Days after posting if posted to or from a place outside Australia.

17.5	Deemed receipt — fax

If sent by fax, it is taken to have been received at the time shown in the transmission report.

17.6	Deemed receipt — general

Despite clauses 17.4 (“Deemed receipt — postal”) and 17.5 (“Deemed receipt — fax”) if notices are received after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and if they are received before 9.00am on a Business Day, then they are taken to be received at 9.00am on that Business Day.

18	Confidential Information
18.1	Buyer to keep information confidential

The Buyer undertakes that it will keep confidential and will not make use of or permit any person to make use of and will not disclose or permit to be disclosed or communicated to any third person before Completion any information of any nature in respect of the business or affairs of the Companies or Subsidiaries.

18.2	Vendors to keep information confidential

The Vendors undertake that they will keep confidential and will not make use of or permit any person to make use of and will not disclose or permit to be disclosed or communicated to any third person after Completion any

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information of any nature in respect of the business or affairs of the Companies or Subsidiaries or the Buyer.

18.3	Exception to confidentiality

Clauses 18.1 and 18.2 will not apply to any information which:
(a)	at the relevant date was a matter of public knowledge or which becomes publicly known at a later date without breach by the relevant party;

(b)	is lawfully obtained from a third party under circumstances permitting its disclosure;

(c)	the Vendors have agreed in writing is excluded from clause 18.1 and the Buyer has agreed in writing is excluded from clause 18.2;

(d)	either the Buyer or Vendors is required by law or by any stock exchange, Government Agency or regulatory authority to disclose, including for the purpose of obtaining any necessary consents or approvals to the transactions contemplated by this agreement;

(e)	is disclosed to any professional adviser, insurer, banker, financial adviser, financier or equity participant for the purpose of the transactions contemplated by this agreement, on the condition that:
(i)	the restrictions in this clause 18 apply to the use of that information by those persons; and

(ii)	where the relevant party is a banker, financier or equity participant that party has signed a confidentiality agreement and a release, releasing AMP from any liability for the information provided; or
(f)	is disclosed to a director, officer or employee of the Vendors or the Buyer, or the Companies or Subsidiaries, whose function requires them to have the information.
18.4	Disclosure to other potential buyers

The Buyer acknowledges that the Vendors have disclosed to other potential buyers of the Shares information which may be of a confidential nature and that clause 18.2 (“Vendors to keep information confidential”) does not apply to any such disclosure prior to the date of this agreement.

18.5	Survival of termination

This clause 18 will survive termination of this agreement.

18.6	Confidential Information

The provisions of this clause 18 are in addition to the commitments of the Buyer and its Related Bodies Corporate under the Confidentiality Agreement.

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19	Access to Records and Personnel
19.1	Access to Records and Personnel before Completion
(a)	The Vendors will provide access to the personnel and any information of the Companies and Subsidiaries that the Buyer reasonably requests to the extent agreed by the Vendors (acting reasonably) solely for the purposes of enabling the Buyer to become familiar with the affairs of the Companies and Subsidiaries, to obtain information required to assist in fulfilling the conditions in clause 3.1 and making determinations under 5.2 to plan the transition of the Companies into the Buyer’s group.

(b)	To facilitate the Buyer’s access the Vendors will permit:
(i)	the Buyer to access a dedicated office at the premises of the Vendors at 33 Alfred Street, Sydney, New South Wales for the purposes of:
(A)	reviewing information provided under this clause 19.1; and

(B)	meeting with members of the Cobalt senior management team on a weekly basis; and
(ii)	representatives nominated by the Buyer (the Buyer’s representatives) supervised access to the premises of the Companies and Subsidiaries for no more than two days per week;

(iii)	the Buyer’s representatives to attend and participate in all meetings of the senior management team. The Buyer must be given notice of the meetings as well as any documents prepared at the same time as members of the management team are given them. All material business decisions concerning the Business will be made at meetings of the senior management team; and

(iv)	the Buyer’s representative to attend and participate in all of the following meetings:
(A)	Litigated and arbitrated matters meetings chaired by the Head of Claims and Recoveries or a nominee; and

(B)	Commutation committee meetings chaired by the Head of Commutations and Audit or a nominee.
The Buyer must be given notice of the meetings as well as any documents prepared at the same time as members of the relevant committee are given them.
(c)	The Buyer’s representatives must be accompanied at all times by nominees of AMP Services whilst on the premises of the Companies and Subsidiaries, unless the Vendors or AMP Services consent

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otherwise on the request of the Buyer and such request will be considered reasonably by the Vendor.

(d)	The Buyer agrees not to copy or remove any of the Records before Completion, unless otherwise agreed between the parties.

(e)	In the event that the Buyer forms the view that it is not being given access to the personnel and any information of the Companies and Subsidiaries for the purposes of paragraph (a), the Buyer may raise the matter with the Vendors and the Vendors will consider the Buyer’s concerns in this regard in good faith, and will act reasonably in considering the Buyer’s concerns.
19.2	Maintenance of Records after Completion

After the Completion Date:
(a)	the Buyer will keep the Records delivered to it on Completion; and

(b)	the Vendors will keep any books, records and other documents relating to the Companies and Subsidiaries required to be kept or maintained by the Vendors, for 7 years from the date of the creation of the relevant document.

19.3	Access after Completion

After the Completion Date and for a period of 7 years, each party must permit the other parties and their representatives:
(a)	to have access as the other party reasonably requires on reasonable notice and at all reasonable times to:
(i)	the books, records and documents specified in 19.2 (excluding tax returns of the Vendors, AMP Services and AMP); and

(ii)	the management and personnel of the other party and of the Companies and their Subsidiaries who have knowledge of the Business in the period prior to Completion; and
(b)	at the requesting party’s cost, to take copies of such books, records and documents.
The requesting party must (if requested) provide reasons for requesting access which are acceptable to the party providing access, acting reasonably, and a confidentiality undertaking to the party providing access, in a form reasonably required by the party providing access, prior to being given access.

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20	Guarantee and Indemnity
20.1	Consideration

The Guarantor gives the guarantee and indemnity in this clause 20 in consideration of the Vendors agreeing to enter into this agreement. The Guarantor acknowledges the receipt of valuable consideration from the Vendors for the Guarantor incurring obligations and giving rights under this guarantee and indemnity.

20.2	Guarantee

The Guarantor unconditionally and irrevocably guarantees to the Vendors and to AMP Services both for itself and on behalf of the Indemnified Parties under clause 13 (together the “Beneficiaries”) the due and punctual performance by the Buyer of its obligations under clauses 4.4 and its indemnity obligations under 13.1.

20.3	Indemnity

As a separate undertaking, the Guarantor unconditionally and irrevocably indemnifies the Beneficiaries against all Loss arising directly or indirectly from a breach by the Buyer of clause 4.4 or its indemnity obligations under clause 13.1. It is not necessary for the Beneficiaries to incur expenses or make payment before enforcing that right of indemnity.

20.4	Waiver by Guarantor

The Guarantor waives any right it has of first requiring the Beneficiaries to commence proceedings or enforce any other right against the Buyer or any other person before claiming under this guarantee and indemnity.

20.5	No discharge or merger

This guarantee and indemnity is a continuing guarantee and indemnity and is not discharged by any one payment. This guarantee and indemnity does not merge on Completion.

20.6	Liability not affected

The Guarantor’s liability under this guarantee and indemnity as guarantor, indemnifier or principal debtor and the rights of the Beneficiaries under this guarantee and indemnity are not affected by anything which might otherwise affect them at law or in equity, including, without limitation, one or more of the following:
(a)	the Beneficiaries granting time or other indulgence to, compounding or compromising with or releasing in any way the Buyer;

(b)	acquiescence, delay, acts, omissions or mistakes on the part of the Beneficiaries;

(c)	any variation of this agreement, the Transaction Documents or any agreement entered into in performance of this agreement or the Transaction Documents; or

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(d)	the invalidity or unenforceability of an obligation or liability of a person other than the Guarantor.
20.7	Restrictions on Guarantor

The Guarantor may not, without the consent of the Vendors prove in competition with the Beneficiaries if a liquidator, provisional liquidator, receiver, official manager or trustee in bankruptcy is appointed in respect of the Buyer or the Buyer is otherwise unable to pay its debts when they fall due, until all money payable to the Beneficiaries in connection with this agreement is paid.

20.8	Void or voidable transfer or payment

If a claim that a payment or transfer to the Beneficiaries in connection with this agreement is void or voidable (including, but not limited to, a claim under laws relating to liquidation, insolvency or protection of creditors) is upheld, conceded or compromised then the Beneficiaries are entitled immediately as against the Guarantor to the rights to which they would have been entitled under this guarantee and indemnity if the payment or transfer had not occurred.

20.9	Reimbursement of Vendors

The Guarantor agrees to pay or reimburse the Beneficiaries on demand for:
(a)	all costs, charges and expenses in enforcing this guarantee and indemnity including, but not limited to, legal costs and expenses on a full indemnity basis; and

(b)	all stamp duties, fees, taxes and charges which are payable in connection with this guarantee and indemnity or a payment, receipt or other transaction contemplated by it.
Money paid to the Beneficiaries by the Guarantor must be applied first against payment of costs, charges and expenses under this clause 20.9 then against other obligations under the guarantee and indemnity.

20.10	Acknowledgment of terms of agreement

The Guarantor acknowledges having been given a copy of this agreement and the Transaction Documents and having had full opportunity to consider its provisions before entering into this guarantee and indemnity.

21	Co-operation Committee
21.1	Committee

The Vendors and the Buyer will form a Co-operation Committee to oversee the implementation of this agreement, to operate from the date of this agreement up to Completion. The Co-operation Committee will comprise two representatives selected from time to time by the Vendors (collectively) and two representatives selected from time to time by the Buyer, and notified to the other.

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21.2	Meetings

The Co-operation Committee will meet:
(a)	monthly; or

(b)	as otherwise agreed by the Vendors and the Buyer.

22	Miscellaneous
22.1	Assignment
(a)	Subject to paragraph (b), a party may not assign all or any of its rights under this agreement without the consent of the other party.

(b)	The Buyer may assign all of its rights and novate all of its obligations under this agreement to an associate of the Buyer if the Buyer considers it is desirable or necessary for it to do so for the purpose of obtaining or facilitating the obtaining of any of the approvals referred to in clause 3.1. All costs associated with such novation or assignment shall be payable by the Buyer.
22.2	Exercise of rights

A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that right, power or remedy or an exercise of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. A party is not liable for any Loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising the right, power or remedy.

22.3	Waiver and variation

A provision of or a right created under this agreement may not be waived or varied except in writing, signed by the party or parties to be bound.

22.4	Approvals and consents

A party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this agreement expressly provides otherwise. By giving its approval or consent a party does not, and is not to be taken to, make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

22.5	Remedies cumulative

The rights, powers and remedies provided in this agreement are in addition to other powers or remedies given by law independently of this agreement.

22.6	No merger

The warranties, undertakings and indemnities in this agreement do not merge on Completion.

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22.7	Survival of indemnities

Each indemnity in this agreement is a continuing obligation, independent from the other obligations of the parties and survives termination of this agreement.

22.8	Enforcement of indemnities

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

22.9	Further assurances

Each party agrees, at its own expense, to:
(a)	execute and cause its successors to execute documents and do everything else necessary or appropriate to bind the parties and their successors under this agreement; and

(b)	use all reasonable endeavours to cause relevant third parties to do likewise to bind every party intended to be bound under this agreement.
22.10	Publicity
(a)	A party may not make press or other announcements or releases relating to this agreement and the transactions the subject of this agreement without the approval of the other party as to the form and manner of the announcement or release unless and to the extent that the announcement or release is required to be made by the party by law or by a stock exchange (subject to (b) below).

(b)	If a party is required by law or by a stock exchange to make any announcement or release relating to this agreement and the transactions the subject of this agreement, it may do so only after it has given the other party at least 24 hours’ notice (or any lesser period of notice required or permitted by the effect of a legal obligation), but in any event prior notice must be given to the other party and the party must consult to the fullest extent possible with the other party regarding the form and content of the announcement or release.
22.11	Severability

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

22.12	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

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22.13	Time of the essence

Time is of the essence of this agreement in respect of any date or period determined under this agreement.

22.14	Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect. In particular, no party has any obligation under the Limited Cost Reimbursement Agreement between Buyer and AMP dated 6 July 2007.

22.15	Counterparts

This agreement may consist of a number of copies of this agreement each signed by one or more parties to the agreement. When taken together, the signed copies are treated as making up the one document.

22.16	Supervening legislation

Any present or future legislation which operates to vary the obligations of a party in connection with this agreement with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

23	AMPGH Guarantee
23.1	Consideration

AMPGH gives the guarantee and indemnity in this clause 23 in consideration of the Buyer agreeing to enter into this agreement. AMPGH acknowledges the receipt of valuable consideration from the Buyer for AMPGH incurring obligations and giving rights under this guarantee and indemnity.

23.2	Guarantee

AMPGH unconditionally and irrevocably guarantees to the Buyer the due and punctual performance by AMPIIH of its obligations:
(a)	under clause 7.6, to indemnify the Buyer against all Loss which may be incurred as a result of a breach of any of the Warranties or clauses 4.2, 4.3 or 4.5;

(b)	under the Tax Indemnity Deed.
23.3	Indemnity

As a separate undertaking, AMPGH unconditionally and irrevocably indemnifies the Buyer against all Loss arising directly or indirectly from a breach by AMPIIH of its obligations:

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(a)	under clause 7.6, to indemnify the Buyer against all Loss which may be incurred as a result of a breach of any of the Warranties or clauses 4.2, 4.3 or 4.5; or

(b)	under the Tax Indemnity Deed.
It is not necessary for the Buyer to incur expenses or make payment before enforcing that right of indemnity.

23.4	Waiver by AMPGH

AMPGH waives any right it has of first requiring the Buyer to commence proceedings or enforce any other right against AMPIIH or any other person before claiming under this guarantee and indemnity.

23.5	No discharge or merger

This guarantee and indemnity is a continuing guarantee and indemnity and is not discharged by any one payment. This guarantee and indemnity does not merge on Completion.

23.6	Liability not affected

AMPGH’s liability under this guarantee and indemnity as guarantor, indemnifier or principal debtor is not affected by anything which might otherwise affect it at law or in equity, including, without limitation, one or more of the following:
(a)	the Buyer granting time or other indulgence to, compounding or compromising with or releasing in any way AMPIIH;

(b)	acquiescence, delay, acts, omissions or mistakes on the part the Buyer;

(c)	any variation of this agreement, the Transaction Documents or any agreement entered into in performance of this agreement or the Transaction Documents; or

(d)	the invalidity or unenforceability of an obligation or liability of a person other than AMPGH.
23.7	Restrictions on AMPGH

AMPGH may not, without the consent of the Buyer, prove in competition with the Buyer if a liquidator, provisional liquidator, receiver, official manager or trustee in bankruptcy is appointed in respect of AMPIIH or AMPIIH is otherwise unable to pay its debts when they fall due, until all money payable to the Buyer in connection with this agreement is paid.

23.8	Void or voidable transfer or payment

If a claim that a payment or transfer to the Buyer in connection with this agreement is void or voidable (including, but not limited to, a claim under laws relating to liquidation, insolvency or protection of creditors) is upheld, conceded or compromised then the Buyer is entitled immediately as against

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AMPGH to the rights to which it would have been entitled under this guarantee and indemnity if the payment or transfer had not occurred.

23.9	Reimbursement of AMPIIH

AMPGH agrees to pay or reimburse the Buyer on demand for:
(a)	all costs, charges and expenses in enforcing this guarantee and indemnity including, but not limited to, legal costs and expenses on a full indemnity basis; and

(b)	all stamp duties, fees, taxes and charges which are payable in connection with this guarantee and indemnity or a payment, receipt or other transaction contemplated by it.
Money paid to the Buyer by AMPGH must be applied first against payment of costs, charges and expenses under this clause 23.9 then against other obligations under the guarantee and indemnity.

23.10	Acknowledgment of terms of agreement

AMPGH acknowledges having been given a copy of this agreement and the Transaction Documents and having had full opportunity to consider its provisions before entering into this guarantee and indemnity.

24	Governing law, jurisdiction and service of process
24.1	Governing law

This agreement and the transactions contemplated by this agreement are governed by the law in force in New South Wales, Australia.

24.2	Jurisdiction

Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and courts of appeal from them. Each party waives any right it has to object to an action being brought in those courts, including, without limitation by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

24.3	Service of process

Without preventing any other mode of service, any document in an action (including, without limitation, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party either at its address for service of notices under clause 17.2.

24.4	Appointment of agent

The Guarantor appoints the Buyer to receive any document referred to in clause 24.3 . If for any reason that appointment is revoked or the Buyer ceases to be able to act as such, the Guarantor must appoint another person

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within New South Wales, with effect from the date the Buyer’s appointment is revoked or the Buyer ceases to be able to act, to validly receive any such document and notify the Vendors of that appointment.

25	Interpretation
25.1	Definitions

These meanings apply unless the contrary intention appears.
Accounting Standards means:
(a)	accounting standards as that term is defined in the Corporations Act;

(b)	the requirements of the Corporations Act in relation to the preparation and content of financial reports; and

(c)	if and to the extent that any matter is not covered by the accounting standards or requirements referred to in paragraphs (a) or (b), other relevant accounting standards and generally accepted accounting principles applied from time to time in Australia for a business similar to the relevant Company.
Act means the Income Tax Assessment Act (Cwlth) 1936 (as amended).
Actuarial Valuation Reports means:
(a)	the “TGI Australia — Actuarial Review of Insurance Liabilities” as at 30 June 2007 at Data Room reference TGI.I5.27; and

(b)	the “Gordian Run Off Limited Valuation of Insurance Liabilities” as at 30 June 2007 at Data Room reference GOR.I5.27.
AGAH means AG Australia Holdings Limited (ABN 73 054 573 401).
AGAH Indemnity means the indemnity on the form of Schedule 14 to be provided at Completion.
AGAH Restructure means the restructure of AGAH set out in schedule 9.
AMP means AMP Limited.
AMP Consolidated Group means the “consolidated group” (for the purposes of section 703-5 of the Australian Tax Act) of which AMP is the Head Company.
AMPGIH means AMP General Insurance Holdings Limited (ABN 97 079 093 904).
AMPG means AMP General Insurance Limited (ABN 30 008 405 632).
AMPG92 means AMPG (1992) Limited (ABN 42 000 488 362).
AMP Guarantees means:
(a)	AMPGH’s guarantee under clause 7 of the Master Rental Agreement between CiT Financial (Australia) Limited, Cobalt and AMPGH (as amended) and any other obligations of AMPGH under that agreement;

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(b)	Guarantee and Indemnity under clause 2 of the Deed of Guarantee and Indemnity between IBM Global Financing Australia and AMPGH dated 21 November 2002 and any other obligation of AMPGH under that Deed;

(c)	AMPGH’s guarantee and indemnity under clause 14 of the FRD Portfolio Management Agreement between GIOG, TGI and AMPGH and any other obligations of AMPGH under that deed;

(d)	AMPGH’s guarantee and indemnity under clause 19 of the Transfer Deed for Commercial Insurance Portfolio between AMPG, GIOG and AMPGH dated 28 September 2001 and any other obligation of AMPGH under that deed;

(e)	AMPGH’s guarantee and indemnity under clause 2(d) of the Novation Deed between AMPG, GIOG, TGI and AMPGH dated 28 June 2002 and any other obligations of AMPGH under that deed;

(f)	AMPGH’s guarantee and indemnity under clause 20 of the Reinsurance and Services Deed and any other obligations of AMPGH under that deed;

(g)	The indemnity given by AMPGH under clause 11.3 of the Reinsurance Administration Agreement and any other obligations of AMPGH under that agreement;

(h)	the guarantee and indemnity given by AMPGH under clause 14 of the Assumption Deed and any other obligation of AMPGH under that deed; and

(i)	the guarantee and indemnity given by AMPGH under clause 18 of the Merger Implementation Agreement between AGAH, AMPIIH and AMPGH dated 3 November 1999 and any other obligation of AMPGH under that agreement.
AMP Life means AMP Life Limited (ACN 079 300 379).
APRA means the Australian Prudential Regulation Authority.
ASIC means the Australian Securities and Investments Commission.
Assumption Deed means the “Assumption Deed” between TGI, GIOG, Cobalt and others dated 6 August 2004.
Assurance means any statement, assurance, comfort letter, covenant, agreement, undertaking, indemnity, guarantee or commitment given in relation to the financial position of another company.
Australian Tax Act means the Income Tax Assessment Act 1936 or the Income Tax Assessment Act 1997, as the context requires.
Authorised Officer means a person appointed by a party to act as an authorised officer for the purposes of this agreement.
Authority means any Government Agency responsible for Tax, wherever situated.
Beneficiaries has the meaning it is given in clause 20.2.

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Business means the business of insurance runoff management carried on by Cobalt and Gordian, and the insurance business carried on by each of the Insurance Companies.
Business Day means a day on which trading banks are open for business in the city or other place where a notice or other communication is received or where an act is to be done, excluding a Saturday, Sunday or public holiday.
Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.
Claims File means the claims files requested by and provided to the Buyer and set out in a “Claims File Index” provided to the Buyer at the date of this agreement and initialled for identification.
Cobalt means Cobalt Solutions Australia Limited (ABN 99 096 363 923).
Cobalt Services means Cobalt Solutions Services Limited (ABN 26 124 208 948).
Commutation Riskcap Policy means the policies set out in Part A of Schedule 6.
Companies means each of AGAH, AMPGIH and Cobalt and Company means any one of them.
Completion means completion of the sale and purchase of the Shares in accordance with clause 4 and Complete has a corresponding meaning.
Completion Date means 10 Business Days after the last of the conditions precedent in clause 3 (“Conditions Precedent”) occurs or is waived, or any other date agreed by the Vendors and the Buyer.
Confidential Information means all confidential, non-public or proprietary information including without limitation trade secrets, all financial, marketing and technical information, ideas, concepts, know-how, technology, processes and knowledge.
Confidentiality Agreement means the confidentiality agreement dated 14 December 2006 between AMP Services and Castlewood Holdings Limited.
Contractors means the entities or persons listed in Schedule 5.
Contribution Amount has the meaning given to it in the Tax Sharing Agreement.
Control of a Company or a Subsidiary includes the direct or indirect power to directly or indirectly:
(a)	direct the management or policies of the Company or Subsidiary; or

(b)	control the membership of the board of directors,
whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights, and whether or not it arises by means of trusts,

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agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of that Company or Subsidiary or otherwise.
Co-operation Committee means the committee formed under clause 21.
Corporations Act means the Corporations Act 2001 (Cwlth).
Data Room means the data room relating to the Companies, the indices of which are attached to the Disclosure Letter.
Details means the section of this agreement headed “Details”.
Disclosed has the meaning given to it in the Disclosure Letter.
Disclosure Letter means the letter to the Buyer from the Vendors dated the same day as this agreement for the purpose of clause 7.3 (“Disclosure Letter”).
Due Diligence Materials means the contents of the Data Room. For the avoidance of doubt, this does not include the Claims Files.
Employees means the employees of AMP Services engaged in the business of Cobalt as at the date of this agreement listed in Schedule 4, irrespective of whether an offer is made to them under clause 10.1 or whether they accept that offer.
Employee Benefits means all benefits, rights and entitlements of an Employee, whether arising under any law, legislation, contract, policy or industrial instrument applicable to that Employee.
Encumbrance means an interest or power:
(a)	reserved in or over any interest in any asset including, without limitation, any retention of title;

(b)	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power; or

(c)	by way of security for the payment of debt or any other monetary obligation or the performance of any other obligation.
Excluded Assurances means:
(a)	the “AGAH Guarantees” and the “AMPF Guarantee” (as those terms are defined in the AGAH Indemnity);

(b)	the “Guarantee and Indemnity” between AGAH, the New Zealand Guardian Trust Company Limited and GIO General New Zealand Limited dated 1 February 1996;

(c)	the “Guarantee of Policies issued by GIO General Limited” between AGAH, Perpetual Trustee Company Limited and the Hon. Nicholas Frank Greiner dated 16 June 1992;

(d)	the “Guarantee of Policies issued by GIO Insurance Limited” between Perpetual Trustee Company Limited and the Hon. Nicholas Frank Greiner dated 16 June 1992; and

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(e)	the “Deed of Assignment (AAA Legal Assets) (AG Australia Holdings legal interest in approx. $2.7M loans equitably owned by GIO Building Society)” between AGAH, GIO Building Society Limited and the Assignors (as defined.)
Exit Contribution Liability has the meaning given to it in the Tax Funding Agreement.
Exit Subsidiary has the meaning given to it in the Tax Sharing Agreement or the Tax Funding Agreement, as relevant.
Financial Report means the financial report for the period ending 30 June 2007 for:
(a)	Gordian as set out in a memorandum to the Audit Committee of Gordian by Peter Aroney dated 13 August 2007 at Data Room reference GOR.C30.16;

(b)	TGI as set out in a memorandum to the Audit Committee of TGI by Peter Aroney dated 3 August 2007 at Data Room reference TGI.C30.16;

(c)	AMPG92 as set out in a memorandum to the Audit Committee of AMPG92 by Peter Aroney dated 2 August 2007 at Data Room reference A92.C30.15;

(d)	Cobalt as set out in a memorandum to the Board of Cobalt by Peter Aroney dated 20 July 2007 at Data Room reference COB.C30.14; and

(e)	Appendix I of the Cobalt Management Report to the General Insurance Boards for the period ended 30 June 2007 by Peter Clarke dated 13 August 2007 at Data Room reference GRP.C37.01. For the avoidance of doubt, the balances referable to the Companies and Subsidiaries are stated in the Total Statutory columns of Appendix I.
FRD Portfolio Management Agreement means the deed so entitled between GIOG, TGI and AMPGH dated 29 June 2001.
GIOG means GIO General Limited (ABN 22 002 861 583).
Gordian means Gordian RunOff Limited (ABN 11 052 179 647).
Gordian Loan means the sums owing by AMP Life to Gordian as at Completion.
Gordian UK means Gordian RunOff (UK) Limited (incorporated in England and Wales, registered number 2076081).
Government Agency means any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency, committee, instrumentality, body or entity.
Group Liabilities means a tax-related liability as set out in the table in section 721-10(2) of the Australian Tax Act.
GST means Goods and Services Tax imposed under the A New Tax System (Goods and Services Tax) Act 1999 of Australia and the related imposition Acts of the Commonwealth of Australia.

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GST Law has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999.
Head Company has the meaning given to that expression in section 703-15 of the Australian Tax Act and, in respect of the AMP Consolidated Group, is AMP.
Indemnified Parties has the meaning it is given in clause 13.2.
Information Memorandum means the information memorandum dated 15 February 2007, Project George information package dated 15 February 2007 and 17 August 2007 and Project George supplemental information dated 14 March 2007 and 19 March 2007 provided to the Buyer.
Insurance Act means the Insurance Act 1973 (Cwlth).
Insurance Companies means TGI, Gordian and AMPG92 and Insurance Company means any one of them.
Intellectual Property Rights means all intellectual property rights owned and/or used by the Companies and the Subsidiaries including trade marks and service marks, trade and business names, domain names, patents, designs, copyright (including rights in computer software) and know-how, whether or not any of these is registered and including applications and rights to apply for any of the above, and all rights or forms of protection of a similar nature or having equivalent or similar effect which may subsist anywhere in the world, including the registered and unregistered business names and trade marks and the domain names listed in Schedule 8.
Last Accounts means the audited statement of financial position and statement of financial performance of each of the Companies and Subsidiaries (except for Cobalt Services) as at the Last Balance Date, copies of which are attached as Annexure B.
Last Balance Date means 31 December 2006.
Large Loss Reports means the documents at the following Data Room references GOR.G9.01, GOR.G9.02, GOR.G9.03, GOR.G9.04, GOR.G9.05, GOR.G9.06, GOR.G9.07, GOR.G9.08, GOR.G9.09, GOR.G9.10, GOR.G9.11, TGI.G9.01, TGI.G9.02, TGI.G9.03 , TGI.G9.04, TGI.G9.05, TGI.G9.06 , TGI.G9.07, TGI.G9.08, TGI.G9.09, TGI.G9.10, GOR.G9.12, GOR.G9.13, GOR.G9.14, TGI.G9.11, TGI.G9.12, TGI.G9.13, TGI.G9.14, GOR.G9.15, TGI.G9.15, GOR.G9.16, TGI.G9.16, TGI.G9.17 and GOR.G9.17.
Liability includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatsoever nature or description irrespective of when the acts, events or things giving rise to the liability occurred excluding any consequential or indirect losses, economic losses or loss of profits.
Loss includes any damage, loss, cost, Claim, Liability or expense (including legal costs and expenses) excluding any consequential or indirect losses economic losses or loss of profits.
Material Contracts means each of the material contracts listed in Schedule 7.
Offeree has the meaning it is given in clause 10.1.

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Outwards Reinsurance Litigation Claim File means a file listed in the “Outwards Reinsurance Litigation Claim File Index” provided to the Buyer on the date of this agreement.
Purchase Price means the aggregate consideration payable for the Shares calculated in accordance with this agreement.
Reasonable Endeavour Obligations mean those obligations listed in Schedule 15.
Records means originals and copies, in machine readable or printed form, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Companies and Subsidiaries including:
(a)	minute books, statutory books and registers, books of account and copies of taxation returns;

(b)	sales literature, market research reports, brochures and other promotional material;

(c)	all trading and financial records; and

(d)	all claim files under the control or in the possession of the Companies.
Reimbursement Riskcap Policy means the policies set out in Part B of Schedule 6.
Reinsurance Administration Agreement means the Reinsurance Administration Agreement between GIOG, Cobalt and AMPGH dated 27 September 2001 (as amended).
Reinsurance and Services Deed means the “Reinsurance and Services Deed for Client Privilege Portfolio” dated 28 June 2002 between TGI, GIOG, AMPG and AMPGH.
Related Body Corporate has the meaning it has in the Corporations Act.
Release Deed is the deed provided in Schedule 11 of this agreement.
Reserves means an amount held on the relevant balance sheet to meet insurance liabilities .
Respective Proportions means, for each Vendor, the proportion which the value attributed that Vendor’s Shares under clause 2 bears to the total of those amounts.
Respective Vendor Shares means, for each Vendor, those Shares described opposite that Vendor’s name in Schedule 1.
Senior Lawyer means a Senior Counsel, or a Queen’s Counsel, or a lawyer with more than 10 years experience in commercial or litigation practice admitted to practice in New South Wales.
Shares means the issued shares in the capital of the Companies agreed to be sold under this agreement as listed in Schedule 1 and Share means any one of those shares.

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Subsidiaries means Cobalt Services, Gordian, Gordian UK, AMPG, AMPG92 and TGI and “Subsidiary” means any of them.
Subsidiary Release Deed is the deed provided in Schedule 12 of this agreement.
Tax includes:
(a)	any tax, levy, impost, deduction, charge, rate, compulsory loan, withholding or duty by whatever name called levied, imposed or assessed under the Australian Tax Act or any other statute, ordinance or law, in Australia or elsewhere (excluding fire service levies, stamp duties in relation to insurance premiums or transaction duties);

(b)	unless the context otherwise requires, stamp duty or GST;

(c)	payments pursuant to Division 721 of the Australian Tax Act; and

(d)	any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged or imposed on or in respect of the above.
Tax Claim has the meaning given to that term in the Tax Indemnity Deed.
Tax Funding Agreement means that deed so entitled between AMP and the “Specified Subsidiary Members” (as defined in that deed) dated 31 May 2004 (as amended).
Tax Indemnity means each indemnity given in clause 2.1 of the Tax Indemnity Deed.
Tax Indemnity Deed means the deed so titled entered into between the Vendors and the Buyer in the form attached as Schedule 10.
Tax Sharing Agreement means the deed so entitled between AMP and the “Subsidiary Companies” (as defined in that deed) dated 31 May 2004 (as amended).
Tax Warranty means the warranties and representations by the Vendors at Items ___ to ___ inclusive of Annexure A to this agreement.
TGI means TGI Australia Limited (ABN 12 000 041 458).
TGI Loan means the sums owing by AMP Life to TGI as at Completion.
Transaction Document means this agreement, the Disclosure Letter, the Transitional Support Services Agreement, the Tax Indemnity Deed, the Release Deed, the Subsidiary Release Deed and the AGAH Indemnity.
Transfer Deed for Commercial Insurance Portfolio means the deed so entitled between AMPG, GIOG and AMPGH dated 28 September 2001.
Transferring Employees means those Employees who accept Cobalt’s offer of employment made under clause 10.1 (“Offer of employment”).
Transitional Support Services Agreement means the agreement so entitled between AMP Services and Cobalt in the form attached as Schedule 13 or as otherwise agreed.

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Vendors means AMPIIH, AMPH and AGS, and Vendor means any one of them.
Warranties means the warranties, representations and indemnities given by a Vendor in this agreement including clause 7 and Annexure A.
Warranty Claim means a Claim under any Warranty but, for the avoidance of doubt, does not include a Tax Claim.
25.2	References to certain general terms

Unless the contrary intention appears a reference in this agreement to:
(a)	(reference to clause) a clause, schedule, annexure or appendix is a reference to a clause of or schedule, annexure or appendix to this agreement and references to this agreement include the “Details”, any recital, schedule, annexure or appendix;

(b)	(variations or replacements) a document (including this agreement) includes any variation or replacement of it;

(c)	(singular includes plural) the singular includes the plural and vice versa;

(d)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated body or association, or any Government Agency;

(e)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(f)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(g)	(accounting terms) an accounting term is to be interpreted in accordance with accounting standards under the Corporations Act and, if not inconsistent with those accounting standards, generally accepted principles and practices in Australia consistently applied by a body corporate or as between bodies corporate over time; and

(h)	(include) the verb “include” (in all its parts, tenses and variants) is not used as, nor is it to be interpreted as, a word of limitation.
25.3	Headings

Headings are for convenience and do not affect the interpretation of this agreement.
25.4	Provisions of this agreement prevail

If a provision of this agreement is inconsistent with a provision of any other Transaction Document the provision of this agreement prevails.
EXECUTED as an agreement.

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Share Sale Agreement
Schedule 1 — Shares
Companies

Name	Shareholder	Share Capital

AGAH	AMPIIH	630,358,276 ordinary shares

AMPGIH	AMPH	318,420,005 ordinary class A shares

Cobalt	AGS	2 ordinary shares

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Share Sale Agreement
Schedule 2 — Subsidiaries

Name	Shareholder	Share Capital

Cobalt Services	Cobalt	2 ordinary shares

Gordian	AGAH	1,840,000,005 ordinary shares

Gordian UK	Gordian	11,000,000 shares

AMPG	AMPGIH	327,000,000 ordinary shares

TGI	AMPG	15,000,000 ordinary shares

AMPG92	AMPGIH	62,526,469 ordinary shares

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Share Sale Agreement
Schedule 3 — Licences (Warranties 1 and 49 — 50)
1	Authorisation to TGI under section 12(1) of the Insurance Act 1973 (Cwlth) dated 27 June 2002 (as varied effective 1 October 2006).

2	Authorisation to AMPG92 under section 12(1) of the Insurance Act 1973 (Cwlth) dated 27 June 2002 (as varied effective 1 October 2006).

3	Authorisation to Gordian under section 12(1) of the Insurance Act 1973 (Cwlth) dated 27 June 2002 (as varied effective 1 October 2006).

4	Permission Notice issued to Gordian UK by the Financial Services Authority.

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Share Sale Agreement
Schedule 9 — AGAH Restructure (clause 4.2)
Subsidiary Transfers
1	Transfer shares in AMP Guardians Pty Limited, Quay Asset Management Limited and Investment Services Nominees Pty Limited from AGAH to AMPIIH.

2	Transfers shares in AMP Personal Investment Services Limited from AGAH to AMPIIH, subject to State Government consent.

3	Transfer shares in AMP Finance Limited from AGAH to AMPIIH following repayment of AMP Finance Loan in accordance with steps 5 — 7 below.
Guarantee Restructuring
4	Substitute an AMP entity as guarantor under guarantees given by AGAH in favour of certain creditors of AMP Personal Investment Services Limited and AMP GBS Limited subject to consent from Perpetual Trustees Company Limited and, in the case of the AMP Personal Investment Services Limited guarantee, the NSW State Government.
AMP Finance loan repayment
5	AMPIIH to subscribe for shares in AMP Finance Limited. Subscription price for shares to equal balance of loan outstanding from AMP Finance Limited to AGAH.

6	AMP Finance Limited to repay outstanding loan to AGAH.

7	AGAH to return capital to AMPIIH in an amount equal to proceeds from repayment of loan at 5 above.
Gordian distribution
8	Gordian to make a distribution of approximately $147 million to AGAH.

9	AGAH to make distribution of approximately $147 million to AMPIIH.
Other Transfers
10	Transfer of securities in Airtrain Citylink Ltd from AGAH to AMPIIH for an amount to be distributed to AMPIIH following the transfer.

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Share Sale Agreement
Schedule 10 — Tax Indemnity Deed (clause 4.2)
Details
Interpretation — definitions are at the end of the General terms

Parties

AMPIH	Name	AMP Insurance Investment Holdings Pty Limited

	ABN	42 082 562 892

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney NSW 2000

	Fax	612 9257 7178

	Attention	Company Secretary

AMPH	Name	AMP Holdings Limited

	ABN	66 079 958 062

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney NSW 2000

	Fax	612 9257 7178

	Attention	Company Secretary

AGS	Name	AMP Group Services Limited

	ABN	49 080 339 457

	Address	Level 24, AMP Building, 33 Alfred Street, Sydney NSW 2000

	Fax	612 9257 7178

	Attention	Company Secretary

Buyer	Name	Enstar Australia Holdings Pty Limited

	ACN	ACN 128 812 546

	Address	Level 5, Deutsche Bank Place, 126 Phillip Street, Sydney NSW 2000

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Fax	+61 2 9230 5333

Attention	Dean Carrigan

Recitals	A	The Vendors have agreed to sell (or to procure the sale of), and the Buyer has agreed to buy, the Shares on the terms of the Principal Agreement.

	B	The Vendors and the Buyer have entered into the Principal Agreement.

	C	The Vendors have agreed to provide an indemnity to the Buyers in respect of certain Tax Claims suffered by the Companies or Subsidiaries as set out in more detail in this deed.

	D	This deed must be executed by the parties as a condition precedent to Completion of the Principal Agreement.

Governing law	New South Wales

Date of deed	See Signing page

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General terms

1	Definitions and Interpretation
1.1	Definitions

Terms defined in the Principal Agreement have the same meaning in this deed, unless the context in this deed requires otherwise.

In addition, the following definitions apply unless the context requires otherwise:

AMP Consolidated Group means the Consolidated Group of which AMP is the Head Company.

Australian Tax Act means the Income Tax Assessment Act 1936 or the Income Tax Assessment Act 1997, as the context requires.

Authority means any Government Agency responsible for Tax, wherever situated.

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature however so arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statue or otherwise.

Companies means each of AGAH, AMPGIH and Cobalt and Company means any one of them.

Completion Date has the meaning given to it in the Principal Agreement.

Consolidated Group has the meaning given to that expression in section 703-5 of the Australian Tax Act.

Control of a Group Member includes the direct or indirect power to directly or indirectly:
(a)	direct the management or policies of the Group Member; or

(b)	control the membership of the board of directors,
whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights, and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of that Group Member or otherwise.

Event means any event, act, transaction or omission and, without limitation, the receipt or accrual of any income or gains or any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance.

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Governmental Agency means any federal, state, territory, municipality or other political subdivision, administrative or judicial body, court, ministry, department, commission, authority, instrumentality, tribunal or agency or other governmental, quasi-governmental or regulatory authority or any self-regulatory organisation (including any Tax administrator) or stock exchange.

Group Member means each Company and each of the Subsidiaries (including Gordian UK).

Head Company has the meaning given to that expression in section 703-15 of the Australian Tax Act.

Liability Period means any period or part thereof ending:
(a)	in respect of a Group Member (other than Gordian UK), at the time it leaves the AMP Consolidated Group; or

(b)	in respect of Gordian UK, at 6:00am Sydney time on the Completion Date.
Principal Agreement means the Share Sale Agreement entered into between the Vendors and the Buyer on or around the date of this deed.

Subsidiaries means Cobalt Services, Gordian, Gordian UK, AMPG, AMPG92 and TGI.

Tax includes:
(a)	any tax, levy, impost, deduction, charge, rate, compulsory loan, withholding or duty by whatever name called levied, imposed or assessed under the Australian Tax Act or any other statute, ordinance or law, in Australia or elsewhere (excluding fire service levies, stamp duties in relation to insurance premiums or transaction duties);

(b)	unless the context otherwise requires, stamp duty or GST;

(c)	payments pursuant to Division 721 of the Australian Tax Act; and

(d)	any interest, penalty, charge, fine or fee or other amount of any kind assessed, charged or imposed on or in respect of the above.
Tax Benefit for the Group Member means a benefit being:
(a)	the amount of an allowable rebate, credit, or refund for the Group Member or a Related Body Corporate of the Group Member or the Buyer; or

(b)	an amount equal to an allowable deduction (including, but not limited to, amortisation and depreciation), relief or other allowance, for any income year for the Group Member or a Related Body Corporate of the Group Member or the Buyer, multiplied by the applicable company tax rate at the time the benefit arises; or

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(c)	an amount equal to an amount that is properly excluded from assessable income, for any income year for the Group Member or a Related Body Corporate of the Group Member or the Buyer, multiplied by the applicable company tax rate at the time the benefit arises.
Tax Claim means an assessment notice or amended assessment, demand or other document issued or action taken by or on behalf of an Authority, whether before or after the date of this deed, to the extent to which it relates to an act or omission of, or occurrence affecting, a Group Member that is referable to the Liability Period, as a result of which the Group Member:
(a)	is liable to make a payment for Tax (other than under Division 721 of the Australian Tax Act);

(b)	is liable to make a payment:
(i)	pursuant to the Tax Sharing Agreement; or

(ii)	under section 721-15 of the Australian Tax Act; or
(c)	is liable to make a payment of stamp duty previously exempted in connection with any corporate reconstruction of the AMP Consolidated Group which occurred during the Liability Period (including, without limitation, the AGAH Restructure referred to in the Principal Agreement) which becomes payable by way of a claw back as a consequence of the sale and transfer of shares in the Companies, or any of them, pursuant to the Principal Agreement.
Tax Claim Amount means:
(a)	the amount the Group Member is required to pay in Tax to an Authority as a result of a Tax Claim; or

(b)	the amount that Group Member is required to pay:
(i)	under a Tax Sharing Agreement, or

(ii)	under section 721-15 of the Australian Tax Act, by virtue of being a member of a Consolidated Group prior to Completion, as a result of the Tax Claim.
Tax Law means a law relating to Tax.

Tax Period means:
(a)	in respect of a Group Member (other than Gordian UK), an income year, tax year, franking year or a period of time set out under the Australian Tax Act, as applicable; or

(b)	in respect of Gordian UK, a period of time set out under a Tax law in the United Kingdom.

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Tax Provision means, at any time, the sum of:
(a)	the provision for current Tax in the Last Accounts of the relevant Group Member;

(b)	all amounts already paid or agreed to be paid by the Vendor under clause 2.1 in respect of that Group Member at that time reduced by all amounts paid by the Buyer to the Vendor under clause 8.1 in respect of that Group Member.
Tax Return means any return relating to Tax including any document which must be lodged with a Governmental Agency administering a Tax or which a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment).

Tax Sharing Agreement means the deed so entitled between AMP Limited and the “Subsidiary Companies” (as defined) dated 31 May 2004.

Tax Warranties has the meaning it has in the Principal Agreement.

Vendors means AMPIH, AMPH and AGS, and Vendor means any one of them.
1.2	Interpretation and miscellaneous provisions

Clause 25 of the Principal Agreement applies to this Agreement as if repeated in this Agreement.

In addition:
(a)	Any reference to an Event occurring on or before Completion shall be deemed to include a reference to an Event which is deemed for the purposes of any Tax to have occurred on or before Completion.

(b)	Any reference to an Event occurring shall be deemed to include any Event which is deemed to have occurred for the purposes of any Tax.
In the interpretation of this Agreement, no rules of construction are to apply to the disadvantage of one party on the basis that the party put forward the deed or any part of it.
1.3	More than one Vendor

In this deed:
(a)	(references to “Vendors”) references to the “Vendors” mean each of the companies described in the definition of “Vendor” in clause 1.1, severally; and

(b)	(references to “Shares”) references to “Shares” means, in relation to each Vendor, that Vendor’s Respective Vendor Shares.
In this agreement the obligations of a particular Vendor relate only to the Company (and each of the relevant Subsidiaries of that Company) which is owned by that Vendor as at Completion, or to the Shares in that Company and

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every reference to Vendors or to a Company or to Shares is to be construed accordingly.

2	Tax Claims
2.1	Indemnity

The Vendors agree that, if at any time a Group Member receives or suffers a Tax Claim, then the relevant Vendor of that Group Member must pay to the Buyer the amount by which the sum of:
(a)	the Tax Claim Amount for that Tax Claim less any Tax Benefit for the Group Member that results from that Tax Claim; and

(b)	all other Tax Claim Amounts for Tax Claims received or suffered by a Group Member less any Tax Benefits for the relevant Group Member that result from the Tax Claims, exceeds the Tax Provision in respect of that Group Member.
2.2	Exclusions

The obligations of the Vendors under clause 2.1 do not apply in respect of a Tax Claim:
(a)	(events since Last Balance Date ) to the extent that the Tax Claim relates to any income, profit or gain earned, accrued or received by any reason of an act or omission of, or occurrence affecting the relevant Group Member in the ordinary course of its business and which for Tax purposes is later to be derived on or after the Last Balance Date and before Completion;

(b)	(disclosure to Buyer) to the extent that the possibility of the Tax Claim arising has been disclosed in writing to the Buyer before execution of this deed;

(c)	(failure to provide information) to the extent that the Tax Claim arises from the failure by the Buyer to supply to the Vendors, on a timely basis, information which is reasonably requested by the Vendors in relation to the Tax Claim;

(d)	(failure after Completion) to the extent that the Tax Claim arises from the failure by the relevant Group Member or the Buyer after Completion, in a timely manner, to:
(i)	lodge any return, notice, objection or other document in relation to the Tax Claim;

(ii)	claim all or any portion of any allowance, deduction, credit, rebate or refund;

(iii)	disclose or correctly describe in any return, notice, objection or other document relating to the Tax Claim any fact, matter or thing to the extent that it was or might reasonably be

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expected to have been within the knowledge of the Buyer or the relevant Group Member;
(iv)	make any rollover or other election, claim or application to any Authority; or

(v)	take any other action which the relevant Group Member or the Buyer is required to take under this clause or any laws relating to Tax;
(e)	(change of law etc) to the extent that the Tax Claim arises from a change to, or the announcement, introduction or enactment of, any legislation, regulation, order or rule or other statement, policy or practice previously published or followed by any Authority or from a decision of any court or tribunal (whether having the force of law or not and whether the change etc is retrospective or not) relating to Tax after the Completion Date;

(f)	(change by Authority) to the extent that the Tax Claim arises from a change to, or the announcement or publication, or withdrawal of, any draft or final ruling, determination or position of an Authority (whether binding or not on an Authority);

(g)	(change in accounting policy) to the extent that the Tax Claim arises from any change of any Accounting Standards or accounting practice or policy since the Last Balance Date;

(h)	(inconsistent position) where the Buyer or the Group Member takes a position in relation to the application of a Tax Law that is inconsistent with the position taken by that Group Member or AMP, as Head Company of the AMP Consolidated Group, before Completion;

(i)	(Buyer’s non-compliance) where the Buyer has not complied with clause 6.1 (“Written notice of Tax Claim”), clause 6.3 (“Access”), clause 6.4 (“Resisting Tax Claims”) or clause 8 (“Tax Returns”) in relation to the Tax Claim unless the Buyer can demonstrate, to the reasonable satisfaction of the Vendor, that the Vendor has not been, and will not be, materially prejudiced or disadvantaged by the Buyer’s non-compliance;

(j)	(act etc of Buyer etc) would not have arisen but for a voluntary act or omission of the Buyer or the Group Member other than any act or omission which is required by applicable law or requirement of any Authority (whether or not having the force of law) or any act to which the Vendor consents (such consent not to be unreasonably withheld or delayed);

(k)	(recovery under the Principal Agreement) recovery has been made in respect of the matter under the Warranties (other than the Tax Warranties) or indemnities contained in the Principal Agreement; or

(l)	(Buyer no longer has an interest in Group Member) if the Buyer has ceased after Completion to own or Control the Group Member.

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(m)	(additional income received by Group Member) to the extent that any income or gains to which such liability is attributable is, or has been, earned or received by a Group Member but were not reflected in the Last Accounts.

3	Payments
3.1	Timing of Payments by Buyer

Payments under clause 2.1 must be made to the Buyer or, if the Vendor wishes, directly to the relevant Authority for and on behalf of the relevant Group Member, 7 days before the latest date on which that payment may lawfully be made without incurring any penalty or additional tax for late payment.
3.2	Adjustments to Purchase Price of each Share

A payment pursuant to this deed by:
(a)	the Buyer is to be treated as a pro rata increase of the Purchase Price for each Share; and

(b)	the Vendor is to be treated as a pro rata reduction of the Purchase Price for each Share, in accordance with clause 7.7 of the Principal Agreement.

4	Monetary thresholds
4.1	Tax Claim Threshold

Clause 9.2 of the Principal Agreement applies to this agreement as if repeated in this agreement.

4.2	Vendor’s Maximum Liability

Nothing in this deed in any way affects the maximum aggregate Liability of each Vendor that is specified in clause 9.3 of the Principal Agreement.

5	Time limit for claims by the Buyer under this Deed
The Vendors shall not have any liability in respect of any Tax Claim by the Buyer under this deed unless full particulars of that Tax Claim have been given to the Vendors in writing before the fifth anniversary of the date of this deed.

6	Notice of Tax Claims
6.1	Written notice of a Tax Claim
(a)	If the Buyer or any Group Member becomes aware of a Tax Claim or receives verbal or written notification which could give rise to a Tax

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Claim (“potential Tax Claim”), the Buyer must give written notice of it to the Vendors within 10 Business Days of becoming so aware.
(b)	The Buyer must forward, or cause to be forwarded, to the Vendors within 10 Business Days of receipt by the addressee a copy of the relevant portion of any notice, correspondence or other document relating to a Tax Claim or potential Tax Claim received from an Authority or any legal representative of an Authority or any court or tribunal, including any objection, appeal or application which may be made and which the Vendor does not have.

(c)	Where the Buyer, or a Group Member or any person acting on behalf of the Buyer or a Group Member has had any oral communication with any representative of an Authority concerning any material matter relating to a Tax Claim or potential Tax Claim, the Buyer must procure that a written note of the discussion of that material matter is given to the Vendor within 10 Business Days of the communication.
6.2	Extension of time for payment

If a Tax Claim against a Group Member gives rise to a claim on a Vendor under this deed, the Buyer shall cause the Group Member, upon written request by that Vendor, to co-operate in seeking an extension of time to pay all or part of the Tax assessed pending objection and/or appeal and to refrain from paying the Tax during the period of any extension of time.
6.3	Access

The Buyer must give the Vendors and their professional advisers reasonable access to the personnel and premises of the Buyer and/or each Group Member as the case may be and to relevant chattels, accounts, documents and records within the power, possession or control of the Buyer, and/or each Group Member to enable the Vendor and its professional advisers to examine such circumstances, premises, chattels, accounts, documents records and to take copies or photographs thereof at their own expense. However:
(a)	the parties must at all times act having regard to the extent to which legal professional privilege or similar privilege extends to any communication or document; and

(b)	the Vendors and their professional advisers must keep all information confidential.
6.4	Resisting Tax Claims

At the expense and subject to the direction of the Vendors, the Buyer must procure that the relevant Group Member in good faith and with all necessary diligence takes such action (including legal proceedings) as the Vendor may require to dispute, defend, appeal or compromise any Tax Claim and any adjudication of it.

The Vendors shall have the right to have any such action conducted by professional advisers nominated by it for this purpose:

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(a)	the Buyer shall be kept promptly and fully informed of all matters pertaining to such action and shall be entitled to see copies of all correspondence and other documents pertaining to such action; and

(b)	the appointment of solicitors or other professional advisers.
Any action required under this clause 6.4 (“Resisting Tax Claims”) must be taken in a timely manner.
6.5	Ceasing resistance of Tax Claim

If the Buyer:
(a)	does not wish to comply with a request by the Vendors under clause 6.4 (“Resisting Tax Claims”); or

(b)	wishes to cease to comply with the directions of the Vendor in relation to a Tax Claim under clause 6.1 (“Written notice of Tax Claim), clause 6.2 (“Extension of Time for Payment”), clause 6.3 (“Access”) or clause 6.4 (“Resisting Tax Claims”), and the Buyer gives written notice to the Vendors to that effect under this clause 6.5 then:
(c)	the relevant Group Member will be under no obligation to undertake the action requested by the Vendors in relation to the Tax Claim under clause 6.1 (“Written notice of Tax Claim), clause 6.2 (“Extension of Time for Payment”), clause 6.3 (“Access”) or clause 6.4 (“Resisting Tax Claims”);

(d)	the Vendors are not liable to make a payment in respect of the Tax Claim, including under clause 2.1; and

(e)	to the extent to which the Vendors have made a payment under clause 2.1 in respect of the Tax Claim, the Buyer must immediately refund that payment to the Vendors.

7	Refunds
7.1	Refund by Buyer

If, either:
(a)	following payment by a Vendor of an amount under clause 2.1 for a Tax Claim, all or part of the Tax Claim Amount is refunded either in cash or by credit to a Group Member or the Buyer (including, but not limited to, any amount or credit received following a successful objection or appeal);or

(b)	a Group Member or the Buyer receives a refund either in cash or by credit which relates to an act or omission of, or occurrence, affecting a Group Member before 6.00 am on the Completion Date,

© Mallesons Stephen Jaques 9228329_2	Share Sale Agreement 11 December 2007	90

then the Buyer must immediately pay to the Vendor:
(c)	in the case of (a), an amount equal to the lesser of the refund and the amount of the payment paid by the Vendor under clause 2.1; and/or

(d)	in the case of (b), an amount equal to so much of the refund to the extent that:
(i)	it is not paid under clause 7.1(c); and

(ii)	it is not referable to losing a separate (and related) Tax Benefit; and
(e)	an amount equal to any interest paid or credited to the Group Member or the Buyer which is referable to the amount referred to in clause 7.1(c) and/or 7.1(d).
7.2	Interest Received

If any interest is paid to the Group Member in respect of any amount payable to the Vendor as provided under clause 7 the Buyer shall in addition pay to the Vendor by way of additional purchase money for the Shares a sum equal to the interest, after deduction of all applicable Tax.

8	Tax Returns
8.1	Responsibility for Tax Returns
(a)	The Vendors must, at their cost, prepare or procure the preparation of any Tax Return for the Group Member due after the Completion Date that relates to a Tax Period ending on or before the Completion Date and the Buyer must provide the Vendors with such reasonable assistance as is required by the Vendors to prepare any such Tax Return and have the Tax Return lodged with the relevant Governmental Agency at the latest, by the last day on which they can be lodged without the imposition of penalties or interest charges, and the Vendors will:
(i)	prepare and submit tax claims, elections, surrenders, disclaimers, notices and consents on behalf of the Group Member for a Tax Period ending on or before the Completion Date;

(ii)	deal with all Tax matters which affect the Group Member (including the conduct of negotiations and correspondence and agreements with the relevant Governmental Agency) in respect of a Tax Period ending on or before the Completion Date; and

(iii)	provide the Buyer with a copy of such returns as filed as soon as reasonably practicable.

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(b)	The Buyer must, at its cost, prepare or procure the preparation of any Tax Returns where the relevant Tax Period begins before the Completion Date and ends after that date.
8.2	Basis of preparation

In respect of any Tax return required to be prepared by the Buyer in accordance with clause 8.1(b), the Buyer must:
(a)	provide drafts of all such Tax returns to the Vendor and allow the Vendor a reasonable period for the Vendor to review and comment on the returns prior to lodgement;

(b)	promptly forward to the Vendors a copy of any correspondence in relation to any such Tax return; and

(c)	in relation to any matter in the Tax return relating to any item, asset, matter or transaction occurring, arising or in relation to any period prior to Completion, take all action that the Vendor reasonably requests in finalising the returns including incorporating all amendments to the returns that the Vendor reasonably requests.

9	Other obligations of the Buyer
The Buyer agrees to:
(a)	promptly notify each Vendor and AMP in writing of any notice or commencement of any audit or investigation or exercise of powers under section 263 or 264 of the Australian Tax Act or any dispute with an Authority in relation to this transaction or a Group Member in relation to any period up to the end of the income year in which Completion occurs;

(b)	not, without the written approval of the Vendors:
(i)	amend, or permit the self amendment by a Group Member of, any Tax Return by such company in respect of a Tax Period, or part thereof, prior to the Completion Date;

(ii)	apply for any binding or non-binding advance opinion, determination or ruling in respect of or which in any way relates to an act or omission of, or occurrence affecting, a Group Member before the opening of business on the Completion Date; and
(c)	do or omit to do any particular thing (including applying for or notifying an Authority) requested by the Vendor to enable the Vendor, the Vendor’s Head Company or the Target to claim a particular relief from Tax.

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10	Resolution of disputes
10.1	Appointment of Expert

If there is a dispute between the Buyer and a Vendor either as to whether any amount is payable under this Agreement or as to the particular amount which is payable, or as to any other matter arising out of or relating to this Agreement (other than entitling a party to proceed for equitable relief), then the dispute is to be settled:
(a)	by a person appointed by the parties in dispute, by mutual agreement; or

(b)	failing agreement as to the identity of such a person within one month of the service by one party in dispute on the other or others in dispute of a notice of dispute, containing brief particulars of the matter in dispute, by a person (who must be independent of the parties to the dispute) appointed by the President for the time being of the Institute of Chartered Accountants in Australia, (or its successor), after receipt by him of a written request from any of the parties in dispute. The President may delegate this task to such person as he thinks fit. The President or his delegate may seek such advice as he thinks fit (including, in relation to a dispute involving a foreign tax, from any person, firm or organisation overseas) in relation to the identity of an appropriate person and may also seek to agree the basis of remuneration of the person.
10.2	Role of Expert

The decision of the expert is to be conclusive and binding on the parties in the absence of manifest error. The Vendors (together) and the Buyer agree to each pay one half of the expert’s costs and expenses in connection with the reference. The expert is appointed as an expert and not as an arbitrator. The procedures for determination are to be decided by the expert in its absolute discretion.

11	Miscellaneous
11.1	No Merger

None of the provisions of this deed shall merge on Completion of the Principal Agreement.
EXECUTED and delivered as a deed in New South Wales

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Share Sale Agreement
Signing page
DATED:

© Mallesons Stephen Jaques 9228329_2	Share Sale Agreement 11 December 2007	94

Signing page
DATED: 11 December 2007

© Mallesons Stephen Jaques 9234938_1	Share Sale Agreement	121

Share Sale Agreement
Signing page
DATED: 11 December 2007

SIGNED by BRYAN DEAN and	)
DENNIS CHU as attorneys for AMP	)
INSURANCE INVESTMENT	)
HOLDINGS PTY LIMITED under	)
power of attorney dated 5/12/07)
in the presence of:	)
)
/s/ Daniel Natale	)	/s/ Bryan Dean
Signature of witness	)	By executing this agreement the
	)	attorney states that the attorney has
	)	received no notice of revocation of
	)	the power of attorney
)
)

/s/ Daniel Natale	/s/ Dennis Chu
Name of witness (block letters)	By executing this agreement the
attorney states that the attorney
has received no notice of
revocation of the power of
attorney

SIGNED by BRYAN DEAN and	)
DENNIS CHU as attorneys for AMP	)
HOLDINGS LIMITED under	)
power of attorney dated 5/12/07)
in the presence of:	)
)
)
/s/ Daniel Natale	)	/s/ Bryan Dean
Signature of witness	)	By executing this agreement the
	)	attorney states that the attorney has
	)	received no notice of revocation of
	)	the power of attorney
)
)

/s/ Daniel Natale	/s/ Dennis Chu
Name of witness (block letters)	By executing this agreement the
attorney states that the attorney
has received no notice of
revocation of the power of
attorney

© Mallesons Stephen Jaques 9234938_1	Share Sale Agreement	122

SIGNED by BRYAN DEAN and	)
DENNIS CHU as attorneys for AMP	)
GROUP SERVICES LIMITED under	)
power of attorney dated 5/12/07)
in the presence of:	)
)
)
/s/ Daniel Natale	)	/s/ Bryan Dean
Signature of witness	)	By executing this agreement the
	)	attorney states that the attorney has
	)	received no notice of revocation of
	)	the power of attorney
)
)

/s/ Daniel Natale	/s/ Dennis Chu
Name of witness (block letters)	By executing this agreement the
attorney states that the attorney
has received no notice of
revocation of the power of
attorney

SIGNED by BRYAN DEAN and	)
DENNIS CHU as attorneys for AMP	)
SERVICES LIMITED under	)
power of attorney dated 5/12/07)
in the presence of:	)
)
)
/s/ Daniel Natale	)	/s/ Bryan Dean
Signature of witness	)	By executing this agreement the
	)	attorney states that the attorney has
	)	received no notice of revocation of
	)	the power of attorney
)
)

/s/ Daniel Natale	/s/ Dennis Chu
Name of witness (block letters)	By executing this agreement the
attorney states that the attorney
has received no notice of
revocation of the power of
attorney

SIGNED by BRYAN DEAN and	)
DENNIS CHU as attorneys for AMP	)
GROUP HOLDINGS LIMITED under	)
power of attorney dated 5/12/07)
in the presence of:	)
)
)
)
)
/s/ Daniel Natale	)	/s/ Bryan Dean
Signature of witness	)	By executing this agreement the
	)	attorney states that the attorney has
	)	received no notice of revocation of
	)	the power of attorney

/s/ Daniel Natale	/s/ Dennis Chu
Name of witness (block letters)	By executing this agreement the
attorney states that the attorney
has received no notice of
revocation of the power of
attorney

EXECUTED by ENSTAR AUSTRALIA	)
HOLDINGS PTY LIMITED	)
in accordance with section 127(1))
of the Corporations Act 2001 (Cwlth))
by authority of its directors:	)
)
/s/ David Rocke	)	/s/ Paul O’Shea
Signature of director	)	Signature of director/company
	)	secretary
)
)
)
)
David Rocke	)	Paul O’Shea
Name of director (block letters)		Name of director/company secretary* (block letters)

SIGNED for and on behalf of	)
ENSTAR GROUP LIMITED	)
in the presence of:	)
)
)
/s/ Dean Carrigan	)	/s/ Paul O’Shea
Signature of witness	)	Signature of director/officer
)
)
)
)
)
)
)
Dean Carrigan		Paul O’Shea
Name of witness (block letters)		Name of director/officer. By
executing this agreement the
signatory warrants that the signatory
is duly authorised to execute this
agreement on behalf of ENSTAR
GROUP LIMITED

Annexure A — Warranties

Information
1	The information set out in each of the following schedules is complete and accurate in all respects:
(a)	Schedule 1 — Shares;*

(b)	Schedule 2 — Subsidiaries;*

(c)	Schedule 3 — Licences;*

(d)	Schedule 5 — Contractor Details;*

(e)	Schedule 7 — Material Contracts;*

(f)	Schedule 8 — IP.*
2	All historical information given in the Disclosure Letter and the Due Diligence Materials was complete and accurate and not misleading or deceptive in all material respects at the time it was prepared and is complete from the perspective of a purchaser for value of the shares in the position of the Buyer and its Related Bodies Corporate. #
3	Except as disclosed in writing to the Buyer prior to the date of this agreement, there has been no material report commissioned by the AMP group relating in whole or in substantial part to the Companies or the Subsidiaries by any external accountant or external financial or management consultant in the period of three years before the date of this agreement.
4	The Vendors have no controlling management interest which is in competition with the Insurance Companies.

Vendors’ qualifications
5	The Vendors are duly incorporated and validly exist under the law of their place of incorporation. *
6	Each of the Vendors has the power to enter into and perform this agreement and has obtained all necessary consents to enable it to do so.*
7	No Vendor is insolvent or in liquidation and no meetings have been convened, no resolutions have been proposed, no proceedings have been brought or threatened and no orders have been made for the purpose of winding up a Vendor.*
8	No controller or receiver has been appointed over any part of the assets of a Vendor and no such appointment has been threatened. *

9	No administrator has been appointed to a Vendor nor has any deed of company arrangement been executed or proposed in respect of a Vendor. *
10	There are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up a Vendor. *#
11	No Vendor has entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them. *
12	No Vendor is (or is taken to be under applicable legislation) unable to pay its debts as and when they fall due, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts. *
13	The entry into and performance of this agreement by the Vendors does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under:
(g)	any agreement, deed or undertaking, by which any of the Vendors is bound;*

(h)	any provision of the constitutions of the Vendors; or *

(i)	any writ, order or injunction, judgment or law to which any of the Vendors is a party or is subject or by which it is bound. *

The Companies and the Subsidiaries
14	The Companies and the Subsidiaries are duly incorporated and validly exist under the law of their place of incorporation. *

15	The Companies and the Subsidiaries:
(a)	are accurately described in Schedule 1 and Schedule 2 (as appropriate); *

(b)	have full corporate power to own their respective properties, assets and business and to carry on their respective businesses as now conducted; and *

(c)	have done everything necessary to do business lawfully in all jurisdictions in which their respective businesses are now carried on.# *
16	Each Subsidiary is a wholly owned subsidiary (within the meaning of section 9 of the Corporations Act) of a Company. *

17	The Companies do not control any entity other than the Subsidiaries. In this Warranty, “control” of an entity means control of the entity within the meaning of section 50AA of the Corporations Act. *

18	No Company or Subsidiary is insolvent or in liquidation and no meetings have been convened, no resolutions have been proposed, no proceedings have been brought or threatened and no orders have been made for the purpose of winding up a Company or Subsidiary. *

19	No controller or receiver has been appointed over any part of the assets of a Company or Subsidiary and no such appointment has been threatened other than a controller or receiver being appointed over a reinsurer that has entered into a contract of reinsurance with a Company or a Subsidiary. *

20	No administrator has been appointed to a Company or Subsidiary nor has any deed of company arrangement been executed or proposed in respect of a Company or Subsidiary. *

21	There are no facts, matters or circumstances which give any person the right to apply to liquidate or wind up a Company or Subsidiary. *#

22	No Company or Subsidiary has entered into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them. *

23	No Company or Subsidiary is (or is taken to be under applicable legislation) unable to pay its debts as and when they fall due, other than a debt or claim the subject of a good faith dispute, and has not stopped or suspended, or threatened to stop or suspend, the payment of all or a class of its debts. *

24	No Company nor any Subsidiary is:
(a)	other than in any investment portfolio, the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated) except as described in Schedule 1 or Schedule 2; *

(b)	other than in any investment portfolio, a member of any partnership or other unincorporated association (other than a recognised trade association); or *

(c)	the responsible entity, manager, trustee, representative or custodian of any trust or managed investment scheme (within the meaning of the Corporations Act). *

Prudential regulation
25	Each of the Insurance Companies is presently compliant with the Insurance Act and with APRA’s Prudential Standards made under the Insurance Act in all material respects. *

26	All material breaches and instances of non-compliance by the Insurance Companies with the Insurance Act and with APRA’s Prudential Standards made under the Insurance Act in the three years prior to the date of this agreement have been fairly and accurately disclosed in the Due Diligence Materials and, in relation to each of those matters:
(a)	the breach or non-compliance has been addressed to the satisfaction of APRA; and *

(b)	all reasonable steps have been taken to prevent the recurrence of the breach or non-compliance, to the satisfaction of APRA and the independent auditors of the Insurance Companies. *

27	The Due Diligence Materials fairly and accurately disclose all external audits of the Insurance Companies in the three financial years prior to the date of this agreement for compliance with the Insurance Act and with APRA’s Prudential Standards made under the Insurance Act and all reasonable steps have been taken by the Insurance Companies and the Vendors to address any matters of concern identified in the audits, to the satisfaction of the auditors. *

The Shares
28	The Vendors are the registered holders and beneficial owners of the Shares as set out in Schedule 1. *
29	The Vendors have full corporate power and authority to own the Respective Proportions of the Shares. *
30	The Shares comprise the whole of the issued share capital of the Companies, and are fully paid. *
31	There are no Encumbrances over or affecting the Shares. *
32	There are no commitments in place under which the Companies or the Subsidiaries are obliged at any time to issue any shares or other securities of the Companies. *
33	There is no restriction on the sale or transfer of the Shares to the Buyer except for the consent of the directors of the Companies to the registration of the transfers of the Shares. *
34	The Shares have not been issued in violation of any pre emptive or similar rights of any member or former member of the Companies or of the terms of any agreement by which the Vendors or the Companies are bound. *
35	No Company has made available any interest in a managed investment scheme. *
36	Except as authorised by the Corporations Act and approved by APRA, no Company has at any time:
(a)	redeemed or repaid any share capital; *

(b)	reduced its share capital or passed any resolution for the reduction of its share capital; *

(c)	given any financial assistance in relation to, acquired (directly or indirectly) or lent money on the security of shares or units of shares in itself or in any holding company; or *

(d)	offered or agreed to buy-back any of its shares. *

Financial statements
37	The Last Accounts, when signed by the Directors, disclosed a true and fair view of the state of the affairs, financial position and assets and liabilities of each of the Companies and the Subsidiaries as at the Last Balance Date, and of the financial performance of the Companies and the Subsidiaries for the financial period ending on that date, having relied on the reports of valuations of insurance liabilities of the Companies and the Subsidiaries as at the Last Balance Date (as appropriate).*
38	The Last Accounts were prepared (where applicable):
(a)	in accordance with the requirements of the Corporations Act and any other applicable laws;*

(b)	in accordance with the Accounting Standards;*

(c)	in the manner described in the notes to them and the accompanying auditor’s opinion; and *

(d)	on a consistent basis with the audited accounts for the prior financial year except as stated in the Last Accounts. *
39	Other than insurance claims in the ordinary course of business, none of the Companies and Subsidiaries is directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any person*.

40	No current letter of comfort has been given by any Company or any Subsidiary*.

41	All financial accounts, books, ledgers and financial records of the Companies and the Subsidiaries:
(a)	have been properly maintained and contain due records of all matters required to be entered by any relevant legislation or prudent customary business practice; *#

(b)	do not contain or reflect any material inaccuracies or discrepancies; *#

(c)	reflect the trading transactions and the financial and contractual position of the Companies and the Subsidiaries and their respective assets. *#
42	No Company or Subsidiary has or is engaged in financing of a type which is not required to be shown or reflected in the Last Accounts. * The word “financing” when used in this warranty refers to borrowing or lending funds other than through normal investment portfolio operations.

43	The profits or losses of the Insurance Companies shown in the Last Accounts for the financial period ended on 31 December 2006 and by the audited accounts of the Companies and the Subsidiaries for the previous three financial periods have not resulted to any material extent from:
(a)	inconsistencies of accounting practices; or

(b)	the inclusion of any unusual or non recurring items of income or expenditure outside the ordinary course of business for the Insurance Companies, except as stated in the Last Accounts.

44	There is no set off arrangement between any Company or any Subsidiary and any other person other than arrangements with the AMP Group and other than arrangements entered into in the ordinary course of business.*

45	Accounting policies in the Financial Reports were applied on a consistent basis with the Last Accounts (except where noted in the relevant Financial Report).

46	The profits or losses of the Insurance Companies in the Financial Reports for the financial period ended on 30 June 2007 have not resulted in any material extent from:
(a)	inconsistencies of accounting practices; or

(b)	the inclusion of any unusual or non-recurring items of income or expenditure outside the ordinary course of business for the Insurance Companies except as stated in the relevant Financial Report.
47	Each Actuarial Valuation Report was prepared on a consistent basis with actuarial valuations of insurance liabilities prepared at the Last Balance Date, except as stated in that Actuarial Valuation Report.

Business
48	Each Company and Subsidiary is the legal and beneficial owner of all its property and assets. There are no Encumbrances over or affecting any property or assets. *
49	Each Company and Subsidiary holds all statutory licences, consents and authorisations necessary for the carrying on of its business. Those licences are listed in Schedule 3.*
50	There is no fact or matter that might reasonably be expected to prejudice the continuance or renewal of those licences, consents or authorisations. *#
51	The business of the Companies is conducted in accordance with all applicable laws, does not contravene any laws and there has been no allegation of any contravention of any applicable laws. *#

52	There has not been any material breach of or default by any Company or Subsidiary of any term or provision of:
(a)	its constitution; or

(b)	any judgment, order or injunction of any court, commission, board or other administrative or Government Agency, and there has not occurred any event which, with the passage of time or giving of notice, would constitute a breach or default of that kind, currently impacting on the business of the Companies or the Subsidiaries. *
53	The transfer of the Shares in accordance with this agreement does not and will not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation) or default under any agreement or undertaking by which any Company or Subsidiary is bound. *

54	Other than insurance claims in the ordinary course of business, no person has given or entered into any guarantee, indemnity or letter of comfort in respect of any Company or Subsidiary. *#

55	There are no powers of attorney given by any Company or Subsidiary in force. *

56	None of the Companies or Subsidiaries:
(a)	holds any shares in the capital of any company other than either shares held in the ordinary course of business or shares held in a Subsidiary;*

(b)	is a member of any partnership or other unincorporated association;*

(c)	is a trustee of any trust estate or fund; or*

(d)	has a permanent establishment (as that expression is defined in any relevant double taxation agreement) outside Australia except for the Cobalt branch operating in the United Kingdom. *

Business Premises
57	The only premises occupied by any Company or Subsidiary is Levels 21 and part of Level 22 of AMP Building, 33 Alfred St, Sydney, NSW 2000 and Level 1, 3 America Square, London, EC3 (“Premises”). *

58	No Company or Subsidiary has any freehold or leasehold interest in land except for the Premises. *

59	The Due Diligence Materials contain accurate copies of each lease of the Premises. Any lease of the Premises required by law to be registered has been registered. *

60	No Company or Subsidiary is presently in material default under or in material breach of any term of any current lease of the Premises. There are no circumstances subsisting under which any lessor of the Premises may have any right or claim of any kind against any Company or Subsidiary under or in connection with the Premises or any lease of the Premises. *

61	The Due Diligence Materials contain full particulars of any current lease, sub lease or licence granted by any Company or Subsidiary of any Premises and accurate and up to date copies of each lease, sub lease or licence have been delivered to the Buyer. *

62	Each relevant Company and Subsidiary has paid all rent and other outgoings which have become due in respect of the relevant Premises. *

Intellectual Property Rights
63	Schedule 8 is a complete and accurate list of all current registered and unregistered business names, trade marks and domain names owned by each of the Companies and Subsidiaries in connection with its business. *

64	Except as set out in Schedule 8 there is no other Intellectual Property Right owned by each Company and Subsidiary which is registered or the subject of an application for registration.

65	Each Company and Subsidiary (as applicable):
(a)	owns all right, title and interest in and to each of the Intellectual Property Rights currently used by that Company or Subsidiary (in the case of the Intellectual Property Rights listed in Schedule 8, in the countries or areas under which that Intellectual Property Right is listed in Schedule 8) except for those rights referred to in (b) below; or*

(b)	has the right to use any Intellectual Property Rights not wholly owned by the Company or Subsidiary in the way that the company uses, is required to use, or intends to use the Intellectual Property Rights up to Completion from the person who owns and/or controls the Intellectual Property Rights. *#
66	None of the Companies or Subsidiaries has licensed any of the Intellectual Property Rights which it owns and currently uses or assigned or in any way disposed of any right, title or interest in those Intellectual Property Rights. *

67	None of the Companies or Subsidiaries has disclosed any of their Confidential Information except properly in the ordinary course of their business and on a confidential basis. *

68	The Intellectual Property Rights listed in Schedule 8 and currently owned by a Company or Subsidiary are valid and enforceable in the countries where they are registered or used as at Completion. Each Company and Subsidiary has taken all necessary steps to obtain and maintain appropriate registrations for those Intellectual Property Rights and to protect and defend those Intellectual Property Rights which it owns. *#

69	Neither the carrying on of its business by each Company or Subsidiary nor the current use of the Intellectual Property Rights by each Company and Subsidiary:
(a)	infringes the intellectual property rights (including business names, trade marks copyright and rights to confidential information) of any third party; #*

(b)	is alleged to infringe, the intellectual property rights (including business names, trade marks copyright and rights to confidential information) of any third party;#

(c)	is in breach of any obligation of confidence owed to any third party; or*#

(d)	is alleged to be, in breach of any obligation of confidence owed to any third party.#
70	There has not been:
(a)	any infringement of any of the Intellectual Property Rights owned by the Companies and the Subsidiaries;

(b)	any misuse or unauthorised disclosure of the Confidential Information; or

(c)	any other act which may affect the validity or enforceability of the Intellectual Property Rights owned by the Companies and the Subsidiaries, in the countries where it is used as at Completion.*#

Contracts
71	The Material Contracts are all of the material contracts (other than insurance and reinsurance contracts) which have been entered into by the Companies and Subsidiaries and remain (in whole or in part) to be performed.#

72	Schedule 7, Part 2 is a complete list of all banking facilities available to the relevant Company or Subsidiary. *#

73	Each Company and Subsidiary has complied at all times with its obligations under the Material Contracts. Each of the Material Contracts is valid, binding and enforceable against the parties to it and there is no party in breach of, or in default under, any such contract and each of the Material Contracts, to the extent they involve the outsourcing of material business activities by the Insurance Companies and are required to be compliant with APRA Prudential Standard GPS 231 Outsourcing, complies with the requirements of APRA Prudential Standard GPS 231 Outsourcing.#

74	None of the Companies or Subsidiaries has made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of a third party, other than in the ordinary course of business and on customary terms.#

75	None of the Material Contracts:
(a)	is outside the ordinary and usual course of business;

(b)	is not on arm’s length terms; or

(c)	is with a Vendor or a person controlling or controlled by a Vendor.
76	The Vendors have not given or entered into any guarantee, indemnity or letter of comfort in respect of a Company or Subsidiary.

77	No Company or Subsidiary is a party to any Material Contract in terms of which it is or will be bound to share profits, pay any royalties or waive or abandon any rights.

Reserves
78	The Data Room contains all half yearly actuarial reports prepared on or after June 2004 (for TGI, Gordian) and December 2004 (for AMPG 92) by the Insurance Companies’ actuaries in relation to the reserves of each Insurance Company (“Actuarial Reports”).*

79	(a)	The policies and practices of each Insurance Company with regard to Reserves are set out in the Data Room and have not been amended since the Last Balance Date. *
(b)	Since the Last Balance Date no Insurance Company has adjusted its Reserves except in the ordinary course of business consistent with past policy and practice as disclosed. *
80	The surplus of the assets of each Insurance Company in excess of its liabilities (determined under and in accordance with applicable laws, regulations, prudential standards and guidance notes) was as of the Last Balance Date of an amount at least equal to the minimum capital requirement required under such applicable laws, regulations, prudential standards and guidance notes.
81	The Reserves of each Insurance Company were, as of the Last Balance Date, in compliance with all legal and regulatory requirements including prudential standards and guidance notes concerning reserves and their provisioning and were determined in accordance with applicable accounting standards and with actuarial standards, assumptions and principles consistently applied and were fairly stated in accordance with applicable accounting standards and generally accepted actuarial principles.#

Insurance and reinsurance
82	All disputes by reinsurers on reinsurance contracts for which debit notes have been sent which aggregate to $1 million and above for each contract since 1 January 2006 or against which potential outward reinsurance recoveries of $1 million and above for each contract (excluding incurred but not reported claims) and recognised as an asset in the Financial Reports are set out in the Large Loss Reports. Where the matter was litigated, an Outwards Reinsurance Litigation Claim File was created. Each Outwards Reinsurance Litigation Claim File contains all material information in respect of that litigation.#

83	Each Company and Subsidiary is, and has been for the three years prior to the date of this agreement, insured with insurance companies duly authorised to carry on insurance business in Australia:
(a)	for the full replacement or reinstatement value of all its insurable property, against fire, earthquake and other risks normally insured against by persons carrying on the same nature of business as that carried on by each Company and Subsidiary; and

(b)	in relation to matters not involving insurable property, for amounts and against those risks (including workers compensation, product liability and public liability) normally insured against by persons carrying on the same nature of business as that carried on by each Company and Subsidiary.
     This warranty does not apply to coverage for any insurance and reinsurance arrangements that constitute the Business.*
84	Each Company and Subsidiary has effected, or has arranged to have effected on its behalf, all insurances required by law to be effected by it, including compulsory third party motor vehicle insurance and workers’ compensation insurance.*
85	The Claims Files:
(a)	have been properly maintained in accordance with customary industry practice;* and

(b)	at the time of last review by the Buyer before the date of signing, contained all material correspondence relating to management of the relevant claim. #

Taxation
General
86	All Tax and duty returns required by law (including, but not limited to, all laws imposing or relating to income tax, fringe benefits tax, sales tax, payroll tax, GST, group tax, land tax, water and municipal rates and stamp and customs duty) to be lodged or filed by the relevant Company or one of the relevant Subsidiaries, or Head Company on behalf of that Company or one of the relevant Subsidiaries, prior to the Completion Date have been, or will be, duly lodged or filed.*

87	No Tax or duty return referred to in Warranty 86 contains a statement that is false or misleading in any material particular or omits to refer to any matter which is required to be included or without which the statement is false or misleading.*

88	All records relating to Tax or duty returns referred to in Warranty 86 or to the preparation of those returns required by law to be maintained by the relevant Company or any one of the relevant Subsidiaries have been duly maintained.*

89	All Taxes (other than those which may be still paid without penalty or interest) which are due and payable by the relevant Company or any one of the relevant Subsidiaries, including any penalty or interest, have been paid by it or by AMP, on its behalf.*

90	There is no current dispute between any Company or any of the relevant Subsidiaries and the Commissioner of Taxation of the Commonwealth of Australia or any other Authority in respect of any Tax or duty.

91	All amounts of income tax required by any Tax law to be deducted by or on behalf of the relevant Company or one of the relevant Subsidiaries from the salary or wages of employees have been duly deducted and, where appropriate, duly paid.*
Australian taxation matters
92	The AMP Consolidated Group is a “consolidated group” within the meaning of section 703-5 of the Australian Tax Act.*

93	AMP is the “head company”, within the meaning of section 703-15(2) of the Australian Tax Act, of the AMP Consolidated Group.*

94	Each Company and each of the Subsidiaries (other than Gordian UK) is:

(a)	a “subsidiary member”, within the meaning of section 703-15(2) of the Australian Tax Act, of the AMP Consolidated Group; and *

(b)	a party to the Tax Sharing Agreement.*
95	The Companies and Subsidiaries have at all times complied in all material respects with all stamp duty or similar laws of any State or Territory in Australia as regards:
(a)	becoming registered where required with applicable State or Territory revenue offices in respect of the carrying on of any insurance or other business;

(b)	filing all returns in respect of insurance and other duties on a timely basis;

(c)	making required disclosure in respect of all such returns; and

(d)	correctly accounting for all stamp duty on all such returns or the instruments to which they relate.
96	All Group Liabilities which were due and payable prior to the date of Completion have been paid.*

97	None of the Companies or the Subsidiaries is:
(a)	“land rich” in any Australian State; or

(b)	a “landholder” in the Northern Territory or in the Australian Capital Territory
     within the meaning of any law relating to Tax.
UK taxation matters
98	The amount of Tax chargeable on Gordian UK during any accounting period ending on or within six years before the Last Balance Date has not depended on any concessions, agreements or other formal or informal arrangements with any Authority in respect of any Tax.

99	Gordian UK has not without the prior consent of the UK Treasury carried out or agreed to carry out any transaction under section 765 of the Income and Corporation Taxes Act 1988 (“TA 88”) which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2) TA 88 (supply of information on movement of capital within the European Union) and any regulations made or notice given thereunder.

100	The execution or completion of this agreement or any other event since the Last Balance Date will not result in any chargeable asset being deemed to have been disposed of and reacquired by Gordian UK for Tax purposes pursuant to section 178 or 179 of the Taxation of Chargeable Gains Act 1992 or as a result of any other event since the Last Balance Date.

101	Gordian UK has not at any time during the 6 years ended at the Last Balance Date been a close company within the meaning of sections 414 and 415 TA 88.

102	Gordian UK is a taxable person duly registered for the purposes of value added tax (“VAT”). Gordian UK has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns and Gordian UK maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under section 59 or 64 of the Value Added Tax Act 1994 (“VATA”) nor been given a warning under section 76(2) VATA nor has Gordian UK been required to give security under paragraph 4 of Schedule 11 VATA.

Compliance with laws
103	Any pricing which is to be applicable to supplies made by any Company or Subsidiary prior to Completion is not in breach of Part VB of the Trade Practices Act 1974 (Cwlth) or guidelines issued by the Australian Competition and Consumer Commission pursuant to that Part. *#

104	No Company or Subsidiary nor any person for whom it may be vicariously liable has committed or omitted to do any act or thing the commission or omission of which is in material contravention of any legislation.# *

105	None of the Companies or Subsidiaries has materially breached the provisions of the Trade Practices Act 1974 (Cwlth) or any equivalent state or territory enactments.# *

106	Other than in the ordinary course of business, no Company or Subsidiary nor, insofar as it affects the company, any person for whom it may be vicariously liable is or has been in the period of three years prior to the date of this Agreement, engaged in any prosecution, litigation, arbitration proceedings or administrative or Government Agency investigation or challenge as plaintiff, defendant, third party or in any other capacity. There are no such matters pending or threatened in respect of which oral or written communication has been given or received by or against the Company or Subsidiary. There are no facts or disputes which may or might give rise to any such matters.# *

107	There is no outstanding correspondence between any Company or Subsidiary and ASIC in relation to breach by a Company or Subsidiary of obligations under the Corporations Act or the Corporations Regulations 2001 (Cwlth).# *

108	No Company or Subsidiary is the subject of any outstanding order, waiver, declaration, exemption or notice granted or issued by ASIC or any predecessor of that body or any other person under the Corporations Act or any previous corresponding legislation.# *

109	In the three years prior to the date of this agreement, all returns, notices and other documents required to be lodged or given by each Company and Subsidiary under the Corporations Act and other relevant laws have been duly and properly prepared and lodged or given and none of the Companies or Subsidiaries is liable to be struck off the register of companies.# *

110	There are no notices of any public or statutory authority outstanding against any Company or Subsidiary.# *

111	In the three years prior to the date of this agreement, each Company and Subsidiary has duly observed and complied in all material respects with the provisions of all laws and regulations and all orders, notices, awards and determinations made by any statutory or other competent authority in any way relating to or binding on the Company and Subsidiary or any property owned or occupied by the Company and Subsidiary.# *

Litigation
112	None of the Companies or Subsidiaries is involved in any litigation, prosecution, mediation, arbitration or other proceeding in progress, pending or threatened claiming damages in an amount exceeding $100,000 other than disputed policy claims in the ordinary course of their insurance or reinsurance business and there are no circumstances which are likely to give rise to any such litigation, prosecution mediation, arbitration or other proceeding.#

113	Except in relation to disputed policy claims in the ordinary course of business, none of the operations of the Companies or Subsidiaries is subject to any unsatisfied judgment or any order, award or decision handed down in any litigation or arbitration proceedings.

114	No investigation or inquiry by any Government Agency has been advised to the Companies or Subsidiaries as being in progress or pending or has been publicly announced or has been threatened in writing specifically in connection with the Companies or Subsidiaries.

Employees and Superannuation Australia only
115	Since the Last Balance Date there has not been any material change in the remuneration or emoluments or benefits of any executives who are Employees. *

116	AMP Services, is not involved in any material industrial dispute with any trade union to which any of the Employees are in any way affiliated or connected, other than disputes or claims which may arise out of or are connected with the execution or performance of this agreement. *

117	In respect of each of the Employees, the wages or salaries and accrued annual leave and long service leave entitlements of the Employees as at 31 August 2007 have been accurately identified in schedule 4. *

118	All necessary payroll records regarding the service of each Employee have been maintained. *

119	All statutory workers compensation premiums in respect of the Employees have been paid by AMP Services. *

120	Any notices issued to AMP Services and Related Bodies Corporate under workplace, health and safety legislation in respect of workplaces where the Business is conducted have been or will be met in a timely manner. *

121	AMP Services has not received notice of any material proceedings, legal actions or prosecutions in relation to the employment arrangements, and/or the employment generally, or termination of employment, for Employees or former employees or officers of AMP Services engaged in the Business, which has not been disclosed to the Buyer and excluding disputes, proceedings, legal actions or prosecutions that may arise out of or are connected with the execution or performance of this agreement. *

122	Full disclosure has been made to the Buyer of all material facts relating to any actual or contingent liabilities of:
(a)	the Companies in relation to their superannuation, retirement and pension benefit arrangements; *

(b)	AMP Services in relation to the superannuation, retirement and pension benefit arrangements of the Employees. *
123	AMP Services has complied and will continue to comply until Completion with all of its obligations under the Trust Deed in respect of the Employees, including without limitation:
(a)	making all contributions to the Existing Fund required to be made under the Trust Deed; and *

(b)	its obligations in relation to the transfer into, and out of the Existing Fund of any assets in respect of benefits for the Employees. *
In this Warranty the following words have these meanings:
Existing Fund means AMP Employees’ Superannuation Plan.
Trust Deed means the deed establishing the AMP Superannuation Savings Trust (as amended from time to time).
124	The Companies have complied and will continue to comply until Completion with all applicable laws in relation to their superannuation, retirement and pension benefit arrangements of the Employees. *#

125	AMP Services is not and will not be liable for any superannuation guarantee charge imposed under the Superannuation Guarantee Charge Act 1992 (Cth) in respect of the Employees in respect of the period before Completion. *

126	The Due Diligence Materials contain a copy of all collective bargaining agreements to which AMP Services is a party with any trade union or similar organisation and which apply to any of the Employees.

127	There are no written service agreements with any person employed in the business of any Company or any Subsidiary except as disclosed in the Due Diligence Materials or as agreed with the Buyer. *

128	There is no agreement, arrangement or understanding between AMP Services and a union or any representative of it in respect of the Employees except as disclosed in the Due Diligence Materials or as agreed with the Buyer. *

Interim Changes
129	Since June 30, 2007 each Company and Subsidiary has carried on its business in the ordinary and usual course. *

130	The Vendors have disclosed to the Buyer:
(a)	all increases in case loss reserves for claims existing at June 30, 2007, that exceed $1m individually or $10m in the aggregate for that claim;

(b)	and new case loss reserves for claims reported since June 30, 2007 that exceed $1m individually or $10m in the aggregate for that claim.
131	Since the Last Balance Date (except as agreed by the Buyer), there has been no:
(a)	issuing of share or loan capital, security or other right convertible into shares or loan capital by any Company or Subsidiary*;

(b)	declaration or payment of any dividend or other distribution by any Company or Subsidiary*;

(c)	alteration to the rights attached to any existing shares in any Company or Subsidiary*;

(d)	alteration to the constitution of any Company or Subsidiary except as required by this agreement*;

(e)	alteration to the capital structure of any Company or Subsidiary (other than in connection with the AGAH Restructure) *;

(f)	change in the appointment of directors to any Company or Subsidiary; and *

(g)	agreement or commitment by a Company or a Subsidiary to do any of the above. *

Brokerage
132	No person is entitled to recover from any Company or Subsidiary any fee or commission in connection with the purchase or sale of the Shares. *